SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2004

INDYMAC BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-08972	95-3983415

(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

155 North Lake Avenue, Pasadena, California	91101-7211

(Address of principal executive office)	(Zip code)

Registrant’s telephone number, including area code: (800) 669-2300

Item 9. Regulation FD Disclosure
FORWARD-LOOKING STATEMENTS
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
HIGHLIGHTS FOR THE QUARTER
OVERALL RESULTS
OUR BUSINESS
MORTGAGE BANKING ACTIVITIES
Loan Production
Mortgage Production by Division and Channel
Loan Sales
INVESTING ACTIVITIES
Investment Portfolio Group
Construction Lending
HELOC Activities
NET INTEREST INCOME
OVERALL INTEREST RATE RISK MANAGEMENT
CREDIT RISK AND RESERVES
GENERAL
SECONDARY MARKET RESERVES
OPERATING EXPENSES
DIVIDEND POLICY
FUTURE OUTLOOK
LIQUIDITY AND CAPITAL RESOURCES
OVERVIEW
PRINCIPAL SOURCES OF CASH
PRINCIPAL USES OF CASH
ACCUMULATED OTHER COMPREHENSIVE LOSS
REGULATORY CAPITAL REQUIREMENTS
CONDENSED FINANCIAL STATEMENTS (Unaudited)
CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF EARNINGS
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
CONSOLIDATED STATEMENTS OF CASH FLOWS
Item 12. Disclosure of Results of Operations and Financial Condition
EXHIBIT 99.1
EXHIBIT 99.2

Item 9. Regulation FD Disclosure

FORWARD-LOOKING STATEMENTS

     This Form 8-K contains statements that may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements regarding our projected financial condition and results of operations, plans, objectives, future performance and business. Forward-looking statements typically include the words “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “forecast,” “intend” and other similar expressions. These statements reflect our current views with respect to future events and financial performance. They are subject to risks and uncertainties that could cause future results to differ materially from historical results or from the results anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates or as of the date hereof if no other date is identified. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For further information on our key operating risks, refer to “Key Operating Risks” in IndyMac’s annual report on Form 10-K for the year ended December 31, 2002.

     References to “IndyMac Bancorp” or the “Parent Company” refer to the parent company alone while references to “IndyMac,” the “Company,” or “we” refer to IndyMac Bancorp, Inc. and its consolidated subsidiaries. References to “IndyMac Bank” or the “Bank” refer to our subsidiary IndyMac Bank, F.S.B. and its consolidated subsidiaries. The following discussion addresses the Company’s unaudited financial condition and results of operations for the three months and year ended December 31, 2003.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

HIGHLIGHTS FOR THE QUARTER

     Highlights for the three months and year ended December 31, 2003 were as follows:

	Three Months Ended			Year Ended

	December 31,	December 31,	September 30,	December 31,	December 31,
	2003	2002	2003	2003	2002

	(Dollars in millions, except per share data)
Income Statement
Net interest income after provision for loan losses	$94	$50	$76	$291	$193
Gain on sale of loans	80	75	121	387	301
Other income	4	19	2	30	81
Net revenues	178	144	200	708	575
Operating expenses	107	95	117	425	344
Net earnings	$43	$36	$50	$171	$143
Per Share Data
Basic earnings per share	$0.78	$0.65	$0.90	$3.10	$2.47
Diluted earnings per share	0.75	0.63	0.87	3.01	2.41
Dividends paid per share	0.20	0.00	0.15	0.55	0.00
Book value per share at end of quarter	17.93	15.50	17.27	17.93	15.50
Closing price per share	$29.79	$18.49	$23.17	$29.79	$18.49
Average common shares (in thousands)
Basic	55,878	55,025	55,255	55,247	58,028
Diluted	58,024	56,188	56,991	56,926	59,592
Performance Ratios
Return on average equity (annualized)	17.20%	16.55%	20.32%	18.30%	16.60%
Return on average assets (annualized)	1.24%	1.56%	1.63%	1.46%	1.80%
Dividend payout ratio(1)	26.67%	0.00%	17.24%	18.27%	0.00%
Net interest income to pretax income	137.70%	113.45%	100.36%	110.00%	90.93%
Average cost of funds	2.36%	3.53%	2.61%	2.74%	4.14%
Net interest margin	3.08%	2.69%	2.97%	2.91%	2.89%
Efficiency ratio(2)	59%	63%	57%	58%	58%
Capital to net revenue ratio(3)	1.37%	1.42%	1.18%	1.29%	1.46%
Capital adjusted efficiency ratio(4)	81%	90%	67%	75%	85%
Operating expenses to loan production	1.63%	1.44%	1.35%	1.41%	1.65%

	Three Months Ended			Year Ended

	December 31,	December 31,	September 30,	December 31,	December 31,
	2003	2002	2003	2003	2002

	(Dollars in millions, except per share data)
Balance Sheet and Asset Quality Ratios
Debt to equity ratio(5)	12.0:1	10.3:1	11.6:1	12.0:1	10.3:1
Core capital ratio(6)	7.56%	8.70%	7.92%	7.56%	8.70%
Risk-based capital ratio(6)	12.95%	15.02%	13.58%	12.95%	15.02%
Non-performing assets to total assets	0.76%	1.05%	0.81%	0.76%	1.05%
Allowance for loan losses to total loans held for investment	0.71%	1.28%	0.92%	0.71%	1.28%
Allowance for loan losses and other reserves to non-performing loans	87%	91%	94%	87%	91%
Allowance for loan losses to annualized net charge-offs	395%	144%	349%	295%	220%
Provision for loan losses to net charge-offs	104.9%	64.7%	164.9%	110.6%	69.9%
Provision to net charge-offs (core loan portfolio)(7)	150.8%	81.3%	263.0%	150.7%	95.6%
Other Selected Items
Loans serviced(8)	$36,858	$29,139	$35,029	$36,858	$29,139
Loan production(9)	6,577	6,580	8,681	30,036	20,882
Pipeline of mortgage loans in process	4,116	4,723	4,688	4,116	4,723
Loans sold	$4,641	$4,378	$6,675	$23,176	$16,825

(1)	Dividends declared per common share as a percentage of diluted earnings per share.

(2)	Defined as operating expenses divided by net interest income and other income.

(3)	Average equity divided by net interest income and other income.

(4)	Efficiency ratio multiplied by the capital to net revenue ratio.

(5)	Debt includes deposits.

(6)	IndyMac Bank, F.S.B. (excludes unencumbered cash at the Parent Company available for investment in IndyMac Bank). Risk-based capital ratio is based on the regulatory standard risk weighting. With IndyMac’s additional subprime risk weightings, the ratios are 12.29%, 14.03% and 12.49% for the three months ended December 31, 2003, December 31, 2002 and September 30, 2003, respectively.

(7)	Excludes provisions and charge-offs of discontinued product lines.

(8)	Represents entire servicing portfolio including IndyMac owned loans and loans subserviced for others on an interim basis.

(9)	Includes newly originated commitments on construction loans.

OVERALL RESULTS

     Record revenues, earnings and earnings per share as a result of continued strong mortgage loan production, characterized IndyMac’s overall results for the year ended December 31, 2003. The fourth quarter of 2003 marked the beginning of what is expected to be a very significant transition in the mortgage industry, with the Mortgage Bankers Association of America (“MBA”) estimating that mortgage production industry-wide declined 49% from the third quarter to the fourth quarter of 2003. In spite of this significant contraction in the market, IndyMac earned $0.75 per share during the fourth quarter of 2003, its second-highest earnings per share in its history, second only to the $0.87 earned during the third quarter of 2003. Additionally, in line with our expectations, we increased our share of the single-family residential mortgage market by 44% to 1.02% from 0.71%, and grew our average earning assets 15% compared to the third quarter. As a result, our net interest income increased by 19% compared to the third quarter of 2003, offsetting to a significant extent the anticipated decline in mortgage banking revenue.

     Comparing fourth quarter 2003 to fourth quarter 2002, net revenues increased 23%, primarily driven by a 75% increase in net interest income, and operating expenses increased 13%, resulting in net earnings of $43.3 million, up 22% over the prior year.

OUR BUSINESS

     IndyMac is structured to achieve synergies among its operations and to enhance customer service. Operating through its three main segments, IndyMac Mortgage Bank, IndyMac Consumer Bank and the Investment Portfolio Group, the common denominator of the Company’s business is providing consumers with single-family residential mortgages through relationships with each segment’s core customers via the channels in which each operates. IndyMac Mortgage Bank is focused on providing consumers with mortgage products through relationships with the Company’s business customers — mortgage brokers, mortgage bankers, community financial institutions, real estate professionals and homebuilders. IndyMac Consumer Bank provides the platform for the mortgage and deposit services that IndyMac offers directly to consumers. The Investment Portfolio Group serves as the main link to customers whose mortgages we service. Through its investments in single-family residential (“SFR”) mortgages, mortgage-backed securities and mortgage servicing rights (“MSRs”), the Investment Portfolio Group generates core spread and fee income and provides critical support to IndyMac’s mortgage lending operations.

     While our segments are structured to achieve synergies with our varying customer base and marketing strategies, our operating activities primarily consist of two broad categories: mortgage banking activities and investing activities. Both of these activities are performed to varying degrees by each of our main segments as shown in the tables that follow. Mortgage banking activities are characterized by high asset turnover (the production and sale of mortgage loans) and efficient utilization of capital but can be cyclical in nature depending on interest rates. Revenues generated by mortgage banking activities include gain on sale of mortgage loans, fee income and net spread (interest) income during the period loans are held pending sale. Investing activities tend to provide a source of revenues which is generally counter-cyclical to mortgage banking revenues, comprised primarily of net interest income and servicing fees. IndyMac is strategically focused on increasing the relative size of its portfolios of mortgage loans and HELOC loans held for investment and mortgage servicing to achieve greater balance between its mortgage banking activities and its core investing activities. We believe that our investing activities will increasingly act to stabilize IndyMac’s core income. In addition to its revenue contribution, the Investment Portfolio Group performs the mortgage servicing function, which includes payment processing, customer service, default management and reporting to investors in our securitizations. The mortgage servicing function creates added opportunities to retain customers when the interest rate environment makes it attractive for them to refinance, and cross-market customers with other Company products. Default management, which includes the processes of collections, loss mitigation, foreclosures, bankruptcies, and foreclosed assets management, enables IndyMac to proactively manage credit risk for the Company and its investors in its securities.

     The following tables summarize the Company’s financial results for the three months ended December 31, 2003, illustrating the revenues earned in its mortgage banking activities and investing activities by each of its divisions. The profitability of each operating segment is measured on a fully-leveraged basis after allocating capital based on regulatory capital rules. The Company uses a fund transfer pricing (“FTP”) system to allocate interest income and expense to the operating segments. Each operating segment is allocated funding with maturities and interest rates matched with the expected lives and repricing frequencies of the segment’s assets. The Retail Bank division within the Consumer Banking Group receives a funding credit for deposits using a similar methodology. The difference between these allocations and the Company’s actual net interest income and capital levels resulting from centralized management of funding costs is reported in the Treasury unit. Corporate overhead costs related to managing the Company as a whole are not allocated to the operating segments.

     The following table summarizes the segment financial highlights for the three months ended December 31, 2003:

	Mortgage	Consumer	Investment		Total
	Bank	Bank	Portfolio	Other	Company

	(Dollars in thousands)
Operating Results
Mortgage Banking Activities
Net interest income	$26,909	$4,864	$14,083	$—	$45,856
Gain on sale of loans	60,946	17,700	17,539	(16,302)	79,883
Other income	8,896	3,220	—	54	12,170

Net revenues	96,751	25,784	31,622	(16,248)	137,909
Operating expenses	36,116	16,735	663	—	53,514

Pretax income	60,635	9,049	30,959	(16,248)	84,395

Investing Activities
Net interest income	17,209	4,235	33,690	1,038	56,172
Provision for loan losses	—	(1,142)	(2,355)	(3)	(3,500)
Service fee income	—	—	(7,872)	1,921	(5,951)
Loss on sale of securities	—	—	(6,207)	170	(6,037)
Other income	1,556	632	964	4	3,156

Net revenues	18,765	3,725	18,220	3,130	43,840
Operating expenses	10,159	1,156	11,325	1	22,641

Pretax income	8,606	2,569	6,895	3,129	21,199

Financing and Other Activities
Net interest income	—	5,331	—	(9,414)	(4,083)
Other income	—	460	—	105	565

Net revenues	—	5,791	—	(9,309)	(3,518)
Operating expenses	—	5,165	—	25,783	30,948

Pretax income	—	626	—	(35,092)	(34,466)

Total pretax income	69,241	12,244	37,854	(48,211)	71,128

Net income	$41,889	$7,408	$22,902	$(28,886)	$43,313

Ratios
Percentage of assets	29.38%	8.15%	57.81%	4.66%	100%
Percentage of total revenue	64.81%	19.81%	27.96%	(12.58)%	100%
Percentage of pretax income	97.35%	17.21%	53.22%	(67.78)%	100%
Balance Sheet Data
Average interest-earning assets(1)	$3,976,449	$1,077,383	$7,266,040	$310,682	$12,630,554
Average total assets	$4,056,122	$1,125,333	$7,982,532	$643,872	$13,807,859
Allocated capital	$261,072	$89,157	$461,588	$187,417	$999,234
Capital allocated to mortgage banking activities	$134,657	$25,094	$46,325	$—	$206,076
Capital allocated to investing activities	$126,415	$62,867	$415,263	$—	$604,545
Capital allocated to corporate and excess	$—	$1,196	$—	$187,417	$188,613
Allocated capital/total average assets	6.44%	7.92%	5.78%	29.10%	7.24%
Loans Produced	$5,380,015	$1,061,694	$135,454	$—	$6,577,163
Purchase mortgages	51%	13%	—	N/A	43%
Cash out refinance mortgages	34%	51%	—	N/A	37%
Rate and term refinance mortgages	15%	36%	—	N/A	20%
Performance Ratios
Return on equity (ROE)	64%	33%	20%	N/A	17%
ROE — mortgage banking activities	108%	87%	160%	N/A	98%
ROE — investing activities	16%	10%	4%	N/A	8%
ROE — corporate	—	126%	—	N/A	(44)%
Return on assets (ROA)	4.10%	2.61%	1.14%	N/A	1.24%
Net interest margin	4.40%	5.31%	2.61%	N/A	3.08%
Efficiency ratio	40%	63%	23%	N/A	59%
Capital adjusted efficiency ratio	23%	39%	51%	N/A	81%
Average FTE	1,952	879	441	582	3,854

(1)	The allowance for loan losses is excluded from average loan balances for purposes of calculating average interest-earning assets.

     The following table provides additional detail on the segment results for IndyMac Mortgage Bank for the three months ended December 31, 2003:

	Relationship Businesses —
	IndyMac Mortgage Bank

	B2B	B2R	HCL	HBD	Total

	(Dollars in thousands)
Operating Results
Mortgage Banking Activities
Net interest income	$21,744	$756	$3,564	$845	$26,909
Gain on sale of loans	48,632	1,991	8,532	1,791	60,946
Other income	6,641	377	1,723	155	8,896

Net revenues	77,017	3,124	13,819	2,791	96,751
Operating expenses	30,723	3,210	530	1,653	36,116

Pretax income	46,294	(86)	13,289	1,138	60,635

Investing Activities
Net interest income	—	—	10,232	6,977	17,209
Provision for loan losses	—	—	—	—	—
Service fee income	—	—	—	—	—
Loss on sale of securities	—	—	—	—	—
Other income	—	—	1,443	113	1,556

Net revenues	—	—	11,675	7,090	18,765
Operating expenses	—	—	8,162	1,997	10,159

Pretax income	—	—	3,513	5,093	8,606

Financing and Other Activities
Net interest income	—	—	—	—	—
Other income	—	—	—	—	—

Net revenues	—	—	—	—	—
Operating expenses	—	—	—	—	—

Pretax income	—	—	—	—	—

Total pretax income	46,294	(86)	16,802	6,231	69,241

Net income	$28,008	$(53)	$10,165	$3,769	$41,889

Ratios
Percentage of assets	14.54%	0.46%	9.78%	4.60%	29.38%
Percentage of total revenue	43.21%	1.75%	14.30%	5.55%	64.81%
Percentage of pretax income	65.09%	(0.12)%	23.62%	8.76%	97.35%
Balance Sheet Data
Average interest-earning assets	$1,936,616	$61,075	$1,347,262	$631,496	$3,976,449
Average total assets	$2,008,070	$62,950	$1,349,755	$635,347	$4,056,122
Allocated capital	$121,427	$3,576	$72,658	$63,411	$261,072
Capital allocated to mortgage banking activities	$121,427	$3,576	$5,760	$3,894	$134,657
Capital allocated to investing activities	$—	$—	$66,898	$59,517	$126,415
Capital allocated to corporate and excess	$—	$—	$—	$—	$—
Allocated capital/total average assets	6.05%	5.68%	5.38%	9.98%	6.44%
Loans Produced	$3,986,052	$122,248	$863,021	$408,694	$5,380,015
Purchase mortgages	39%	57%	100%	84%	51%
Cash out refinance mortgages	42%	24%	0%	11%	34%
Rate and term refinance mortgages	19%	19%	0%	5%	15%
Performance Ratios
Return on equity (ROE)	92%	(6)%	56%	24%	64%
ROE — mortgage banking activities	92%	(6)%	554%	70%	108%
ROE — investing activities	—	—	13%	21%	16%
ROE — corporate	—	—	—	—	—
Return on assets (ROA)	5.53%	(0.33)%	2.99%	2.35%	4.10%
Net interest margin	4.45%	4.91%	4.06%	4.91%	4.40%
Efficiency ratio	40%	103%	34%	37%	40%
Capital adjusted efficiency ratio	16%	29%	24%	59%	23%
Average FTE	1,411	146	258	137	1,952

IndyMac Mortgage Bank Divisions

B2B	Business-to-Business division, its major lending channels are via relationships with mortgage brokers, mortgage bankers and financial institutions

B2R	Business-to-Realtor division, provides mortgage loan services through relationships with Realtors

HCL	Home Construction Lending division, provides construction-to-permanent mortgages and lot loans to individuals who are in the process of building their own homes, primarily through IndyMac’s B2B relationships

HBD	Homebuilder division, provides financing to subdivision developers and generates mortgage loans through its relationships with these entities

     The following table provides additional details on the segment results for IndyMac Consumer Bank for the three months ended December 31, 2003:

	Consumer Direct Businesses — IndyMac Consumer Bank

			Retail
	B2C	HELOC	Bank	Total

		(Dollars in thousands)
Operating Results
Mortgage Banking Activities
Net interest income	$4,419	$—	$445	$4,864
Gain on sale of loans	16,731	—	969	17,700
Other income	3,057	—	163	3,220

Net revenues	24,207	—	1,577	25,784
Operating expenses	15,552	—	1,183	16,735

Pretax income	8,655	—	394	9,049

Investing Activities
Net interest income	—	4,235	—	4,235
Provision for loan losses	—	(1,142)	—	(1,142)
Service fee income	—	—	—	—
Loss on sale of securities	—	—	—	—
Other income	—	632	—	632

Net revenues	—	3,725	—	3,725
Operating expenses	—	1,156	—	1,156

Pretax income	—	2,569	—	2,569

Financing and Other Activities
Net interest income	—	—	5,331	5,331
Other income	—	—	460	460

Net revenues	—	—	5,791	5,791
Operating expenses	—	—	5,165	5,165

Pretax income	—	—	626	626

Total pretax income	8,655	2,569	1,020	12,244

Net income	$5,236	$1,555	$617	$7,408

Ratios
Percentage of assets	2.98%	4.74%	0.43%	8.15%
Percentage of total revenue	13.58%	2.09%	4.14%	19.81%
Percentage of pretax income	12.17%	3.61%	1.43%	17.21%
Balance Sheet Data
Average interest-earning assets	$395,798	$644,253	$37,332	$1,077,383
Average total assets	$411,643	$654,828	$58,862	$1,125,333
Allocated capital	$23,264	$62,867	$3,026	$89,157
Capital allocated to mortgage banking activities	$23,264	$—	$1,830	$25,094
Capital allocated to investing activities	$—	$62,867	$—	$62,867
Capital allocated to corporate and excess	$—	$—	$1,196	$1,196
Allocated capital/total average assets	5.65%	9.60%	5.14%	7.92%
Loans Produced(1)	$738,813	$258,806	$64,075	$1,061,694
Purchase mortgages	10%	N/A	38%	13%
Cash out refinance mortgages	53%	N/A	37%	51%
Rate and term refinance mortgages	37%	N/A	25%	36%
Performance Ratios
Return on equity (ROE)	89%	10%	81%	33%
ROE — mortgage banking activities	89%	—	52%	87%
ROE — investing activities	—	10%	—	10%
ROE — corporate	—	—	126%	126%
Return on assets (ROA)	5.05%	0.94%	—	2.61%
Net interest margin	4.43%	2.61%	—	5.31%
Efficiency ratio	64%	24%	86%	63%
Capital adjusted efficiency ratio	15%	77%	9%	39%
Average FTE	613	15	251	879

IndyMac Consumer Bank Divisions

B2C	Business-to-Consumer division, offers SFR mortgage loans directly to consumers via the Internet and centralized call center

HELOC	Home Equity Line of Credit division, provides home equity lines of credit and second mortgages to consumers

Retail Bank	Retail Bank division, offers direct lending and deposit products to our depositors through our retail branch network, on-line contact center, and institutional money desk

(1)	All HELOC products produced by the business units during the fourth quarter of 2003 were consolidated into the HELOC division for segment reporting.

     The following table provides additional details on the segment results for the Investment Portfolio Group for the three months ended December 31, 2003:

	Investment Portfolio Group

	Mortgage
	Servicing-
	Related	Whole		Discontinued
	Assets(1)	Loans(2)	MBS(3)	Products(4)	Total

		(Dollars in thousands)
Operating Results
Mortgage Banking Activities
Net interest income	$14,083	$—	$—	$—	$14,083
Gain on sale of loans	15,946	1,593	—	—	17,539
Other income	—	—	—	—	—

Net revenues	30,029	1,593	—	—	31,622
Operating expenses	663	—	—	—	663

Pretax income	29,366	1,593	—	—	30,959

Investing Activities
Net interest income	10,015	15,089	7,255	1,331	33,690
Provision for loan losses	—	(1,105)	—	(1,250)	(2,355)
Service fee income	(7,872)	—	—	—	(7,872)
Loss on sale of securities	(6,099)	—	(108)	—	(6,207)
Other income	502	462	—	—	964

Net revenues	(3,454)	14,446	7,147	81	18,220
Operating expenses	8,925	1,232	309	859	11,325

Pretax income	(12,379)	13,214	6,838	(778)	6,895

Financing and Other Activities
Net interest income	—	—	—	—	—
Other income	—	—	—	—	—

Net revenues	—	—	—	—	—
Operating expenses	—	—	—	—	—

Pretax income	—	—	—	—	—

Total pretax income	16,987	14,807	6,838	(778)	37,854

Net income	$10,277	$8,958	$4,137	$(470)	$22,902

Ratios
Percentage of assets	16.26%	30.54%	10.54%	0.47%	57.81%
Percentage of total revenue	14.91%	9.00%	4.01%	0.04%	27.96%
Percentage of pretax income	23.88%	20.82%	9.61%	(1.09)%	53.22%
Balance Sheet Data
Average interest-earning assets	$1,562,311	$4,221,836	$1,408,606	$73,287	$7,266,040
Average total assets	$2,245,552	$4,216,785	$1,454,929	$65,266	$7,982,532
Allocated capital	$224,606	$199,067	$31,492	$6,423	$461,588
Capital allocated to mortgage banking activities	$46,325	$—	$—	$—	$46,325
Capital allocated to investing activities	$178,281	$199,067	$31,492	$6,423	$415,263
Allocated capital/total average assets	10.00%	4.72%	2.16%	9.84%	5.78%
Loans Produced	$135,454	$—	$—	$—	$135,454
Performance Ratios
Return on equity (ROE)	18%	18%	52%	(29)%	20%
ROE-mortgage banking activities	152%	—	—	—	160%
ROE-investing activities	(17)%	16%	52%	(29)%	4%
Return on assets (ROA)	1.82%	0.84%	1.13%	(2.86)%	1.14%
Net interest margin	6.12%	1.42%	2.04%	7.21%	2.61%
Efficiency ratio	36%	7%	4%	65%	23%
Capital adjusted efficiency ratio	76%	21%	5%	78%	51%
Average FTE	399	9	3	30	441

(1)	Mortgage servicing-related assets include the following: (i) MSRs, interest-only strips and residual securities, (ii) securities held as hedges of such assets, including principal-only securities, agency debentures, U.S. treasury bonds, and other investment and non-investment grade securities and (iii) loans acquired through clean-up calls or through the Investment Portfolio Group’s customer retention programs.

(2)	Assets include all single-family residential loans held for investment other than discontinued products.

(3)	Assets include AAA-rated agency and private label MBS.

(4)	Discontinued products are home improvement and manufactured housing loans.

The following table provides additional details on the segment results for all others for the three months ended December 31, 2003:

	Treasury		Corporate		Total
	Group(1)	Subtotal	Overhead	Eliminations	Company

		(Dollars in thousands)
Operating Results
Mortgage Banking Activities
Net interest income	$—	$45,856	$—	$—	$45,856
Gain on sale of loans	—	96,185	—	(16,302)	79,883
Other income	—	12,116	—	54	12,170

Net revenues	—	154,157	—	(16,248)	137,909
Operating expenses	—	53,514	—	—	53,514

Pretax income	—	100,643	—	(16,248)	84,395

Investing Activities
Net interest income	—	55,134	—	1,038	56,172
Provision for loan losses	—	(3,497)	—	(3)	(3,500)
Service fee income	—	(7,872)	—	1,921	(5,951)
Loss on sale of securities	—	(6,207)	—	170	(6,037)
Other income	—	3,152	4	—	3,156

Net revenues	—	40,710	4	3,126	43,840
Operating expenses	—	22,640	3	(2)	22,641

Pretax income	—	18,070	1	3,128	21,199

Financing and Other Activities
Net interest income	(8,762)	(3,431)	(652)	—	(4,083)
Other income	102	562	—	3	565

Net revenues	(8,660)	(2,869)	(652)	3	(3,518)
Operating expenses	919	6,084	24,864	—	30,948

Pretax income	(9,579)	(8,953)	(25,516)	3	(34,466)

Total pretax income	(9,579)	109,760	(25,515)	(13,117)	71,128

Net income	$(5,795)	$66,404	$(15,156)	$(7,935)	$43,313

Ratios
Percentage of assets	3.73%	99.07%	0.93%	0.00%	100%
Percentage of total revenue	(4.86)%	107.72%	(0.36)%	(7.36)%	100%
Percentage of pretax income	(13.47)%	154.31%	(35.87)%	(18.44)%	100%
Balance Sheet Data
Average interest-earning assets	$291,915	$12,611,787	$18,767	$—	$12,630,554
Average total assets	$515,611	$13,679,598	$128,261	$—	$13,807,859
Allocated capital	$25,781	$837,598	$161,636	$—	$999,234
Capital allocated to mortgage banking activities	$—	$206,076	$—	$—	$206,076
Capital allocated to investing activities	$—	$604,545	$—	$—	$604,545
Capital allocated to corporate and excess	$25,781	$26,977	$161,636	$—	$188,613
Allocated capital/total average assets	5.00%	6.12%	126.02%	—	7.24%
Loans Produced	$—	$6,577,163	$—	$—	$6,577,163
Purchase mortgages	N/A	N/A	N/A	N/A	43%
Cash out refinance mortgages	N/A	N/A	N/A	N/A	37%
Rate and term refinance mortgages	N/A	N/A	N/A	N/A	20%
Performance Ratios
Return on equity (ROE)	N/A	31%	N/A	N/A	17%
ROE — mortgage banking	N/A	117%	N/A	N/A	98%
ROE — investing activities	N/A	7%	N/A	N/A	8%
ROE — corporate	N/A	(80)%	N/A	N/A	(44)%
Return on assets (ROA)	N/A	1.93%	N/A	N/A	1.24%
Net interest margin	N/A	3.07%	N/A	N/A	3.08%
Efficiency ratio	N/A	42%	N/A	N/A	59%
Capital adjusted efficiency ratio	N/A	45%	N/A	N/A	81%
Average FTE	22	3,294	560	N/A	3,854

(1)	During the three months ended December 31, 2003, the Treasury Group reported net interest expense of $8.8 million. This amount includes interest expenses related to the trust preferred securities issued by the Company in 2003 and 2001, which is not allocated to the business units. The Treasury Group also credits the Retail Bank and Investment Portfolio Group amounts in addition to their normal FTP credit to reward their raising of core deposits. Additionally, the net expense in Treasury reflects the cost of maintaining adequate corporate liquidity, as well as certain fixed rate deposits with longer maturities raised in prior years, the higher cost of which is not allocated to the business units.

     The following table compares the quarterly detail segment results of operations by period:

	Relationship Businesses —
	IndyMac Mortgage Bank

	B2B	B2R	HCL	HBD	Total

	(Dollars in thousands)
Mortgage Banking Activities
Q4 03 — Pretax income	$46,294	$(86)	$13,289	$1,138	$60,635
Q3 03 — Pretax income	86,440	2,416	9,625	1,351	99,832
Annualized Variance Percent	(186)%	(414)%	152%	(63)%	(157)%
Q4 02 — Pretax income	51,036	498	7,289	424	59,247
Variance Percent	(9)%	(117)%	82%	168%	2%
Investing Activities
Q4 03 — Pretax income	—	—	3,513	5,093	8,606
Q3 03 — Pretax income	—	—	2,784	5,356	8,140
Annualized Variance Percent	—	—	105%	(20)%	23%
Q4 02 — Pretax income	—	—	2,044	4,877	6,921
Variance Percent	—	—	72%	4%	24%
Financing and Other Activities
Q4 03 — Pretax income	—	—	—	—	—
Q3 03 — Pretax income	—	—	—	—	—
Q4 02 — Pretax income	—	—	—	—	—
Net Income
Q4 03 — Net Income	28,008	(53)	10,165	3,769	41,889
Q3 03 — Net Income	52,296	1,462	7,507	4,058	65,323
Annualized Variance Percent	(186)%	(415)%	142%	(28)%	(143)%
Q4 02 — Net Income	33,183	349	6,098	3,395	43,025
Variance Percent	(16)%	(115)%	67%	11%	(3)%
Performance Ratios
Q4 03
ROE	92%	(6)%	56%	24%	64%
ROA	5.53%	(0.33)%	2.99%	2.35%	4.10%
NIM	4.45%	4.91%	4.06%	4.91%	4.40%
Efficiency ratio	40%	103%	34%	37%	40%
Capital adjusted efficiency ratio	16%	29%	24%	59%	23%
Average FTE	1,411	146	258	137	1,952
Q3 03
ROE	140%	86%	42%	24%	89%
ROA	8.22%	4.79%	2.28%	2.40%	5.60%
NIM	4.70%	4.14%	4.21%	4.76%	4.55%
Efficiency ratio	29%	63%	40%	33%	32%
Capital adjusted efficiency ratio	9%	16%	33%	52%	15%
Average FTE	1,355	171	228	121	1,875
Q4 02
ROE	135%	28%	46%	17%	73%
ROA	7.42%	1.54%	2.35%	1.89%	4.73%
NIM	4.27%	3.94%	4.28%	4.87%	4.39%
Efficiency ratio	36%	87%	39%	37%	38%
Capital adjusted efficiency ratio	11%	28%	31%	73%	20%
Average FTE	1,076	124	172	79	1,451

The Mortgage Bank segment’s net income, from both mortgage banking and investing activities, decreased by 36% since the third quarter 2003. This decrease was primarily related to the lower volume of loans produced and sold and the resulting gains recognized. Loans sold decreased from $6.7 billion in the third quarter 2003 to $4.6 billion in the fourth quarter 2003. The decrease in loan sales was driven by the overall contraction in the mortgage industry during the quarter. Compared with fourth quarter 2002, the Mortgage Bank segment’s net income decreased 3%. Loan sales were comparable during the fourth quarter of 2003 to the fourth quarter of 2002.

     The following table compares the quarterly detail segment results of operations by period, continued:

	Consumer Direct Businesses —
	IndyMac Consumer Bank

	B2C	HELOC	Retail Bank	Total

	(Dollars in thousands)
Mortgage Banking Activities
Q4 03 — Pretax income	$8,655	$—	$394	$9,049
Q3 03 — Pretax income	$26,030	$—	$1,849	$27,879
Annualized Variance Percent	(267)%	—	(315)%	(270)%
Q4 02 — Pretax income	16,177	—	521	16,698
Variance Percent	(46)%	—	(24)%	(46)%
Investing Activities
Q4 03 — Pretax income	—	2,569	—	2,569
Q3 03 — Pretax income	—	945	—	945
Annualized Variance Percent	NM	687%	NM	687%
Q4 02 — Pretax income	—	1,724	—	1,724
Variance Percent	NM	49%	NM	49%
Financing and Other Activities
Q4 03 — Pretax income	—	—	626	626
Q3 03 — Pretax income	—	—	(880)	(880)
Q4 02 — Pretax income	—	—	(1,998)	(1,998)
Net Income
Q4 03 — Net Income	5,236	1,555	617	7,408
Q3 03 — Net Income	15,748	572	586	16,906
Annualized Variance Percent	(267)%	687%	21%	(225)%
Q4 02 — Net Income	10,489	1,113	(961)	10,641
Variance Percent	(50)%	40%	164%	(30)%
Performance Ratios
Q4 03
ROE	89%	10%	81%	33%
ROA	5.05%	0.94%	—	2.61%
NIM	4.43%	2.61%	—	5.31%
Efficiency ratio	64%	24%	86%	63%
Capital adjusted efficiency ratio	15%	77%	9%	39%
Average FTE	613	15	251	879
Q3 03
ROE	169%	4%	50%	72%
ROA	9.47%	0.42%	—	5.20%
NIM	4.08%	2.72%	—	4.77%
Efficiency ratio	41%	33%	88%	47%
Capital adjusted efficiency ratio	9%	100%	13%	19%
Average FTE	650	12	235	897
Q4 02
ROE	130%	14%	(53)%	59%
ROA	7.88%	1.58%	NM	4.91%
NIM	4.08%	3.54%	NM	5.30%
Efficiency ratio	45%	35%	134%	55%
Capital adjusted efficiency ratio	12%	106%	56%	27%
Average FTE	483	7	198	688

The Consumer Bank segment’s net income was down $9.5 million compared with the third quarter of 2003 and was down $3.2 million versus last year’s fourth quarter. The decrease during the year was also driven by a decrease in loans produced and sold, similar to the Mortgage Bank segment.

     The following table compares the quarterly detail segment results of operations by period, continued:

	Investment Portfolio Group

	Mortgage
	Servicing-
	Related	Whole		Discontinued
	Assets	Loans	MBS	Products	Total

		(Dollars in thousands)
Mortgage Banking Activities
Q4 03 — Pretax income	$29,366	$1,593	$—	$—	$30,959
Q3 03 — Pretax income	24,788	—	—	—	24,788
Annualized Variance Percent	74%	100%	NM	NM	100%
Q4 02 — Pretax income	—	(1,024)	—	—	(1,024)
Variance Percent	NM	(256)%	NM	NM	3,123%
Investing Activities
Q4 03 — Pretax income	(12,379)	13,214	6,838	(778)	6,895
Q3 03 — Pretax income	(22,451)	2,336	1,033	(1,567)	(20,649)
Annualized Variance Percent	179%	1,863%	2,248%	201%	534%
Q4 02 — Pretax income	7,172	2,101	(2,292)	(425)	6,556
Variance Percent	(273)%	529%	398%	(83)	5%
Financing and Other Activities
Q4 03 — Pretax income	—	—	—	—	—
Q3 03 — Pretax income	—	—	—	—	—
Q4 02 — Pretax income	—	—	—	—	—
Net Income
Q4 03 — Net Income	10,277	8,958	4,137	(470)	22,902
Q3 03 — Net Income	1,414	1,413	625	(948)	2,504
Annualized Variance Percent	2,507%	2,136%	2,248%	202%	3,258%
Q4 02 — Net Income	4,574	687	(1,462)	(271)	3,528
Variance Percent	125%	1,204%	383%	(73)%	549%
Performance Ratios
Q4 03
ROE	18%	18%	52%	(29)%	20%
ROA	1.82%	0.84%	1.13%	(2.86)%	1.14%
NIM	6.12%	1.42%	2.04%	7.21%	2.61%
Efficiency ratio	36%	7%	4%	65%	23%
Capital adjusted efficiency ratio	76%	21%	5%	78%	51%
Average FTE	399	9	3	30	441
Q3 03
ROE	3%	5%	7%	(54)%	3%
ROA	0.30%	0.22%	0.20%	(5.18)%	0.17%
NIM	6.22%	0.61%	0.42%	6.64%	2.10%
Efficiency ratio	81%	14%	11%	60%	59%
Capital adjusted efficiency ratio	330%	84%	86%	79%	273%
Average FTE	387	6	7	33	433
Q4 02
ROE	11%	3%	(17)%	(12)%	5%
ROA	1.54%	0.17%	(0.38)%	(1.20)%	0.32%
NIM	5.06%	1.59%	(0.52)%	6.70%	1.71%
Efficiency ratio	52%	37%	(33)%	44%	54%
Capital adjusted efficiency ratio	147%	158%	166%	56%	203%
Average FTE	386	8	7	40	441

The Investment Portfolio Group segment’s net income in the fourth quarter of 2003 increased significantly compared to both the third quarter of 2003 and fourth quarter of 2002 as the net interest margin in each portfolio segment improved and Mortgage Banking revenue from clean-up call activity and the servicing retention program remained strong. The recovery in the net interest margin was primarily attributed to the repricing of high rate FHLB advances funding the loan and MBS portfolios and higher yields resulting from lower premium amortization in these portfolios. Premium amortization declined due to slower prepayments, which have slowed with higher rates. Also contributing to higher net income during the fourth quarter of 2003 was the expected increase in average balances in the whole loan portfolio.

The following table compares the quarterly detail segment results of operations by period, continued:

	Treasury		Corporate		Total
	Group	Subtotal	Overhead	Eliminations	Company

		(Dollars in thousands)
Mortgage Banking Activities
Q4 03 — Pretax income	$—	$100,643	$—	$(16,248)	$84,395
Q3 03 — Pretax income	—	152,499	—	(24,498)	128,001
Annualized Variance Percent	NM	(136)%	NM	135%	(136)%
Q4 02 — Pretax income	—	74,921	—	(5,012)	69,909
Variance Percent	NM	34%	NM	(224)%	21%
Investing Activities
Q4 03 — Pretax income	—	18,070	1	3,128	21,199
Q3 03 — Pretax income	—	(11,564)	5	6,185	(5,474)
Annualized Variance Percent	NM	1,020%	(320)%	(198)%	1,961%
Q4 02 — Pretax income	—	15,201	385	(1,333)	14,253
Variance Percent	NM	19%	(100)%	335%	49%
Financing and Other Activities
Q4 03 — Pretax income	(9,579)	(8,953)	(25,516)	3	(34,466)
Q3 03 — Pretax income	(12,091)	(12,971)	(27,503)	3	(40,471)
Q4 02 — Pretax income	(12,507)	(14,505)	(20,334)	—	(34,839)
Net Income
Q4 03 — Net Income	(5,795)	66,404	(15,156)	(7,935)	43,313
Q3 03 — Net Income	(7,315)	77,418	(16,636)	(11,078)	49,704
Annualized Variance Percent	83%	(57)%	36%	113%	(51)%
Q4 02 — Net Income	(7,504)	49,690	(10,287)	(3,807)	35,596
Variance Percent	23%	34%	(47)%	(108)%	22%
Performance Ratios
Q4 03
ROE	—	31%	—	—	17%
ROA	—	1.93%	—	—	1.24%
NIM	—	3.07%	—	—	3.08%
Efficiency ratio	—	42%	—	—	59%
Capital adjusted efficiency ratio	—	45%	—	—	81%
Average FTE	22	3,294	560	—	3,854
Q3 03
ROE	—	41%	—	—	20%
ROA	—	2.56%	—	—	1.63%
NIM	—	2.94%	—	—	2.97%
Efficiency ratio	—	40%	—	—	57%
Capital adjusted efficiency ratio	—	34%	—	—	67%
Average FTE	23	3,228	498	—	3,726
Q4 02
ROE	—	32%	—	—	17%
ROA	—	2.19%	—	—	1.56%
NIM	—	2.60%	—	—	2.69%
Efficiency ratio	—	48%	—	—	63%
Capital adjusted efficiency ratio	—	48%	—	—	90%
Average FTE	27	2,607	542	—	3,149

MORTGAGE BANKING ACTIVITIES

Loan Production

     During the three months ended December 31, 2003, the Company produced $6.6 billion of loans, which was flat compared to the $6.6 billion of loans produced during the three months ended December 31, 2002, and a 24% decrease from the $8.7 billion of loans produced during the third quarter of 2003. The decrease from the third quarter was caused by a significant transition back to more normal mortgage origination levels industry-wide from the significant expansion during the second and third quarters of 2003 when refinance volume rose to unprecedented levels due to interest rates at 40-year lows. The MBA estimated that mortgage production industry wide declined 49% during the quarter. IndyMac’s SFR mortgage production levels during the fourth quarter of 2003, while down, represented a 44% increase in market share from 0.71% to 1.02% quarter over quarter through our continued penetration of the purchase market and strong focus on our niche products, such as Alt-A, subprime, HELOC and ARM products, that tend to be less sensitive to changes in interest rates.

     Total production by loan type was as follows:

	Three Months Ended

	December 31,	December 31,	Variance	September 30,	Variance
	2003	2002	Percent	2003	Percent

	(Dollars in millions)
Volume by product
Prime(1)
Agency conforming	$701	$1,429	(51)%	$1,503	(53)%
Alt-A	3,893	2,915	34%	4,505	(14)%
Jumbo	368	1,243	(70)%	1,154	(68)%
Subprime(1)	486	279	74%	520	(7)%
Home equity line of credit(2)	259	142	82%	264	(2)%
Consumer construction(2)	586	402	46%	586	0%

Subtotal mortgage production	6,293	6,410	(2)%	8,532	(26)%
Subdivision construction commitments	284	170	67%	149	91%

Total production volume	$6,577	$6,580	0%	$8,681	(24)%

Mortgage — Web-based production	$4,270	$4,843	(12)%	$5,983	(29)%
Mortgage pipeline at period end(3)	$4,116	$4,723	(13)%	$4,688	(12)%

(1)	Fundings.

(2)	New commitments.

(3)	Includes rate lock commitments for loans in process plus loans that have been submitted for processing, but not yet rate locked.

     In addition to the record production volume during 2003, we have shown strong growth in purchase mortgages. The following table details the mix of our production and pipeline between purchase, cash out refinance, and rate/term refinance transactions at December 31, 2003, December 31, 2002 and September 30, 2003:

	As Of and For the Quarters Ended

	December 31,	December 31,	Variance	September 30,	Variance
	2003	2002	Percent	2003	Percent

	(Dollars in millions)
Mortgage loan production:
Purchase transactions	$2,720	$1,927	41%	$2,806	(3)%
Cash-out refinance transactions	2,335	2,417	(3)%	3,008	(25)%
Rate/term refinance transactions	1,238	2,066	(40)%	2,718	(54)%

Total mortgage loan production	$6,293	$6,410	(2)%	$8,532	(26)%

% purchase transactions	43%	30%		33%
Mortgage pipeline:
Purchase transactions	$1,586	$1,142	39%	$1,839	(14)%
Cash-out refinance transactions	1,568	1,843	(15)%	1,698	(8)%

	As Of and For the Quarters Ended

	December 31,	December 31,	Variance	September 30,	Variance
	2003	2002	Percent	2003	Percent

	(Dollars in millions)
Rate/term refinance transactions	962	1,738	(45)%	1,151	(16)%

Mortgage pipeline at period end	$4,116	$4,723	(13)%	$4,688	(12)%

% purchase transactions	39%	24%		39%

     During the year ended December 31, 2003, the Company produced $30.0 billion of loans, which was a 44% increase over the $20.9 billion of loans produced during the year ended December 31, 2002. Total production by loan type was as follows:

	Year Ended

	December 31,	December 31,	Variance
	2003	2002	Percent

	(Dollars in millions)
Volume by product
Prime(1)
Agency conforming	$5,096	$4,180	22%
Alt-A	15,496	8,515	82%
Jumbo	3,727	4,223	(12)%
Subprime(1)	1,855	1,379	35%
Home equity line of credit(2)	932	401	132%
Consumer construction(2)	2,130	1,578	35%

Subtotal mortgage production	29,236	20,276	44%
Subdivision construction commitments	800	606	32%

Total production volume	$30,036	$20,882	44%

Mortgage — Web-based production	$21,167	$15,144	40%
Mortgage pipeline at period end(3)	$4,116	$4,723	(13)%

(1)	Fundings.

(2)	New commitments.

(3)	Includes rate lock commitments for loans in process plus loans that have been submitted for processing, but not yet rate locked.

Mortgage Production by Division and Channel

     IndyMac generates its mortgage production through multiple channels on a nationwide basis with a concentration in those regions of the country in which we have regional offices or in which there are higher home prices, including California, Florida, New Jersey and New York. Our highest concentration of mortgage loans are secured by properties in California, which accounted for 47% of the mortgage loans produced during the three months ended December 31, 2003 based on dollar value, and 40% based on number of loans.

     IndyMac Mortgage Bank produces mortgages through its Business-to-Business (“B2B”), Business-to-Realtor (“B2R”), Consumer Construction (“Home Construction Lending” or “HCL”) and Homebuilder (“HBD”) divisions. IndyMac Consumer Bank produces mortgages through its Business-to-Consumer (“B2C”), HELOC and Retail Bank divisions.

     The following table shows production and key performance indicators of the various relationship businesses of IndyMac Mortgage Bank during the three months and year ended December 31, 2003.

	Relationship Businesses —
	IndyMac Mortgage Bank

Three Months Ended December 31, 2003	B2B	B2R	HCL	HBD	Total

	(Dollars in millions)
Volume by Channel and Customer Source
Mortgage brokers	$2,579	$—	$428	$—	$3,007
Mortgage bankers	504	—	275	—	779
Conduit	946	—	—	—	946
Realtors	—	133	—	—	133
Builder/Builder affiliates	—	—	27	127	154
Financial institutions	67	—	—	—	67
Consumer direct marketing	—	—	133	—	133

Subtotal mortgage production	4,096	$133	863	127	5,219
Builder and subdivision construction commitments	—	—	—	284	284

Total relationship businesses production volume	$4,096	$133	$863	$411	$5,503

	Relationship Businesses —
	IndyMac Mortgage Bank

Three Months Ended December 31, 2003	B2B	B2R	HCL	HBD	Total

	(Dollars in millions)
Percentage of total production	62%	2%	13%	6%	84%
Percentage change relative to:
4th quarter 2002	(3)%	(37)%	40%	65%	3%
3rd quarter 2003	(18)%	(57)%	5%	30%	(15)%
Composition of mortgage production:
Purchase transactions	38%	54%	100%	84%	50%
Cash-out refinance transactions	44%	28%	0%	11%	35%
Rate/term refinance transactions	18%	18%	0%	5%	15%
Key Performance Indicators for the Three Months Ended December 31, 2003
Active Customers:(1)
Average monthly active customers	2,055	160	329	32	2,576
Active customers during the quarter	3,559	367	793	57	4,776
Net new customers during the quarter(2)	718	144	N/A	23	885
Sales personnel	390	71	80	34	575
Cost per funded mortgage loan (bps)	98	287	94	178	N/A
Percentage Change for the Three Months
Ended
December 31, 2003 vs. December 31, 2002
Active Customers:(1)
Average monthly active customers	3%	(27)%	60%	291%	6%
Active customers during the quarter	11%	(2)%	52%	228%	16%
Sales personnel	66%	42%	48%	170%	62%
Cost per funded mortgage loan (bps)	38%	53%	4%	84%	N/A

	Relationship Businesses —
	IndyMac Mortgage Bank

Year Ended December 31, 2003	B2B	B2R	HCL	HBD	Total

	(Dollars in millions)
Volume by Channel and Customer Source
Mortgage brokers	$11,049	$—	$1,544	$—	$12,593
Mortgage bankers	4,303	—	969	—	5,272
Conduit	2,407	—	—	—	2,407
Realtors	—	970	—	—	970
Builder/Builder affiliates	—	—	81	508	589
Financial institutions	403	—	—	—	403
Consumer direct marketing	—	—	518	—	518

Subtotal mortgage production	18,162	970	3,112	508	22,752
Builder and subdivision construction commitments	—	—	—	800	800

Total relationship businesses production volume	$18,162	$970	$3,112	$1,308	$23,552

Percentage of total production	60%	3%	10%	4%	78%
Percentage change relative to:
Year ended December 31, 2002	32%	81%	30%	79%	35%
Composition of mortgage production:
Purchase transactions	30%	33%	100%	75%	41%
Cash-out refinance transactions	45%	34%	0%	14%	37%
Rate/term refinance transactions	25%	33%	0%	11%	22%
Key Performance Indicators for the Year Ended December 31, 2003
Active Customers:(1)
Average monthly active customers	2,125	228	274	25	2,652
Active customers during the year	5,243	1,091	1,791	93	8,218
Net new customers during the year(2)	2,363	728	N/A	37	3,128
Cost per funded mortgage loan (bps)	80	200	85	130	N/A
Percentage Change for the Year Ended December 31, 2003 vs. December 31, 2002
Active Customers:(1)
Average monthly active customers	10%	128%	32%	208%	18%
Active customers during the year	10%	59%	42%	152%	22%
Cost per funded mortgage loan (bps)	(4)%	(8)%	4%	18%	N/A

(1)	Active customers are defined as customers who funded at least one loan during the period. The HCL division utilizes the B2B marketing relationships with mortgage brokers and mortgage bankers to produce consumer construction loans. As a result, there is some overlap of the two active customer statistics and new customers. The sales personnel under the HCL division are primarily focused on marketing the consumer construction product directly to consumers.

(2)	Net new customers are the number of new customers signed up during the period less those terminated.

     In view of the industry-wide declining mortgage refinancing market, we are renewing our focus on less cyclical products, such as ARM loans, sub-prime, second mortgages and HELOC’s and purchase oriented products including land development programs. IndyMac Mortgage Bank’s production increase of 3% from the three months ended December 31, 2002 to the three months ended December 31, 2003 was driven by 40% to 65% growth in HCL and HBD, respectively, primarily new home construction channels, offset by declines in B2B and B2R. The mix of business continued to shift towards purchase versus refinance, 50% in fourth quarter of 2003 versus 41% in the third quarter, consistent with the overall market trends. At the same time, we have been more disciplined in adding new customers that are more likely to remain active over the long term due to their product mix and technology focus. Our active customer base has increased by 16% from the fourth quarter of 2002, even though overall volume growth was relatively flat, again due to market shifts. Consistent with our focus on new customers, we are continuing to expand our sales staff in all channels, focusing on countering the overall decline in the market by seeking to aggressively grow market share.

     HCL and HBD continued to take advantage of the strong purchase market as new home construction starts and permitting remain at seasonally adjusted record levels. HCL new commitment origination volumes approximated third quarter 2003 levels, overcoming seasonal downturn pressure, and represent approximately 5.9% of the estimated $40 billion custom residential construction market. Our continued growth in originations is due to active customer growth of 8%, versus third quarter of 2003, and increases in marketing leads. Overall, HCL enters the first quarter of 2004 as the second largest custom residential lender in the nation and the largest in California. HBD entered into new tract construction commitments of $800 million in 2003, up from $606 million in 2002.

     The following tables show production and other key performance indicators of the various consumer direct businesses of IndyMac Consumer Bank during the three months and year ended December 31, 2003. In addition, our Investment Portfolio Group initiated a new customer retention program in connection with its servicing portfolio during the third quarter 2003, as disclosed below.

	Consumer Direct Businesses —
	IndyMac Consumer Bank				Investment
					Portfolio
Three Months Ended December 31, 2003	B2C	HELOC	Retail Bank	Total	Group

	(Dollars in millions)
Volume by Channel and Source(1)
Web-based production:
Direct at www.indymacmortgage.com	$95	$—	$—	$95	$—
Indirect Web-based leads	159	—	—	159	—
Cross-marketing and portfolio refinancing	385	—	32	417	135
Direct telemarketing and affinity relationships	163	57	—	220	—
Retail banking branches	—	—	41	41	—

Total consumer direct production volume	$802	$57	$73	$932	$135

Percentage of total production	12%	1%	1%	14%	2%
Percentage change relative to:
4th quarter 2002	(32)%	278%	45%	(25)%	—
3rd quarter 2003	(51)%	4%	(48)%	(49)%	(67)%
Composition of mortgage production:
Purchase transactions	10%	N/A	32%	12%	0%
Cash-out refinance transactions	55%	N/A	47%	55%	0%
Rate/term refinance transactions	35%	N/A	21%	33%	100%

	Consumer Direct Businesses —
	IndyMac Consumer Bank				Investment
					Portfolio
Year Ended December 31, 2003	B2C	HELOC	Retail Bank	Total	Group

	(Dollars in millions)
Volume by Channel and Source(1)
Web-based production:
Direct at www.indymacmortgage.com	$1,070	$—	$—	$1,070	$—
Indirect Web-based leads	596	—	—	596	—
Cross-marketing and portfolio refinancing	2,860	—	188	3,048	546
Direct telemarketing and affinity relationships	784	199	—	983	—
Retail banking branches	—	—	239	239	—

Total consumer direct production volume	$5,310	$199	$427	$5,936	$546

Percentage of total production	18%	1%	1%	20%	2%
Percentage change relative to:
Year ended December 31, 2002	63%	866%	197%	73%	N/A
Composition of mortgage production:
Purchase transactions	5%	N/A	22%	7%	0%
Cash-out refinance transactions	45%	N/A	35%	44%	0%
Rate/term refinance transactions	50%	N/A	43%	49%	100%

(1)	HELOC amounts represent the loans produced only by the HELOC division. HELOC loans produced by other business divisions totaled $202 million and $733 million during the three months and year ended December 31, 2003, respectively. HELOC loans produced by business divisions other than the HELOC division are included in the production volume of the respective originating business division.

     B2C’s production volume declined 32% for the three months ended December 31, 2003 compared to the three months ended December 31, 2002. The B2C division is currently our most established consumer-direct business, generating 86% of the total consumer-direct business in the fourth quarter 2003. This business is generally skewed to the refinance environment with its web centralized call center approach and as such, is expected to be more cyclical as a result of changes in interest rates. The HELOC division was established during 2002 to facilitate targeted marketing of our HELOC product directly to consumers in addition to the production of HELOCs within our other production channels. Through a streamlined application process and competitive pricing, this division provides homeowners the ability to easily access the excess equity in their homes for a variety of uses. Currently, we hold the HELOCs generated by the HELOC division for investment as these HELOCs are prime rate based and typically have high FICO scores and low combined loan-to-value ratios. The HELOC product also tends to be somewhat counter-cyclical to the mortgage industry. As interest rates rise, consumers who want to access the equity in their home will likely be more inclined to utilize a HELOC product rather than a cash-out refinance of their existing low-rate mortgage loan. As a result, we expect the HELOC division’s production to increase as the market transitions to a higher interest rate environment.

Loan Sales

     The Company sold $4.6 billion and $4.4 billion of loans during the three months ended December 31, 2003 and 2002, respectively, and $23.2 billion and $16.8 billion for the respective years then ended. The Company’s gain on sale of loans increased 7% in the fourth quarter of 2003 to $79.9 million, from $74.8 million in the fourth quarter of 2002. The increase in the gain on sale was a result of a 6% increase in the amount of loans sold, with a minimal change in the net profit margin, from 1.71% in the fourth quarter of 2002 to 1.72% in the fourth quarter of 2003. The gain on sale in fourth quarter 2003 declined $41.6 million, or 34%, from third quarter 2003. The majority of the decline is related to the decrease in loans sold of $2.0 billion, or 30%. This decline in loan sales resulted from a decrease in mortgage loan originations, combined with an increase in loans originated specifically for the Bank’s investment portfolio during fourth quarter 2003. Loans transferred to the investment portfolio were primarily adjustable rate loans, designed to enhance the future net interest income of the Bank. The margin on loans sold in fourth quarter 2003 declined ten basis points to 1.72% from 1.82% in third quarter 2003. The primary factor impacting the decline in gain on sale margins during the fourth quarter was competitive pricing pressure as the mortgage origination market contracted. The mix of loans sold during the fourth quarter had a positive impact on the overall margin. If the mix of agency Alt-A and other higher margin products (i.e. subprime and called loans) had remained the same as in the third quarter of 2003, the margin would have declined an additional 7 bps to 1.65% in the fourth quarter. The Company continues to anticipate further declines in the margin in 2004 as the industry transitions to lower overall volumes and competition increases.

     The Company hedges the interest rate risk inherent in its pipeline of mortgage loans held for sale to protect its margin on sale of loans. Hedging practices can vary significantly from company to company ranging across a broad spectrum. At one extreme, a mortgage banker may choose not to hedge its pipeline at all. Mortgage bankers who choose not to hedge their pipeline will typically report higher earnings and profit margins in a falling interest rate environment, and lower earnings and profit margins in a rising interest rate environment. This will be the most profitable strategy over an indefinite period of time as more production is done in the declining rate environment, assuming the rates rise as often as they fall. However, this strategy results in highly volatile earnings and could result in losses for an extended period of time potentially risking the depletion of capital reserves. Conversely at the other extreme, a mortgage banker can choose to hedge 100% of its pipeline with option-based instruments to closely offset the “free option” enjoyed by the mortgage loan applicant to not close on his or her loan (i.e. “fallout”). This hedging strategy will generally produce stable and consistent results, but profitability is significantly reduced as the cost of the options can be prohibitive.

     Generally, prudent mortgage bankers will choose a strategy that falls along the spectrum of the above extremes. IndyMac tends to utilize instruments such as forward sale agreements whose change in value as interest rates change is expected to offset the change in value of its underlying mortgage pipeline based on expected closing ratios. Utilizing this strategy we focus on trying to maintain stable profit margins with an emphasis on forecasting expected fallout to more precisely estimate our required hedge coverage ratio and minimize hedge costs. By closely monitoring key factors such as product type, business units, progress or “status” of transactions, as well as changes in market interest rates since we committed a rate to the borrower (“rate lock commitments”), the Company seeks to quantify the optional component of each rate lock, and in turn, the aggregate rate lock pipeline. By accurately evaluating these factors, the Company has been able to minimize the purchase of options and also stabilize gain on sale margins over different rate environments. Companies with lower coverage ratios may tend to follow the market increasing their hedge costs and reducing their profit margins as interest rates rise. In comparing financial results, investors should be aware of the varying results that can be achieved under different hedge strategies.

     The table below illustrates the impact of the Company’s pipeline hedging activities.

	Three Months Ended

	December 31,	December 31,		September 30,
	2003	2002	% Change	2003	% Change

	(Dollars in millions)
Gross gain on mortgage loan sales	$97	$132	(27)%	$40	143%
Gross margin before hedging	2.09%	3.02%	(31)%	0.60%	248%
Hedging gains (losses)	$(17)	$(57)	70%	$81	(121)%
Net gains on sale	$80	$75	7%	$121	(34)%
Net margin after hedging	1.72%	1.71%	1%	1.82%	(5)%

	Year Ended

	December 31,	December 31,
	2003	2002	% Change

	(Dollars in millions)
Gross gain on mortgage loan sales	$419	$511	(18)%
Gross margin before hedging	1.81%	3.04%	(40)%
Hedging (losses)	$(32)	$(210)	85%
Net gains on sale	$387	$301	29%
Net margin after hedging	1.67%	1.79%	(7)%

     Included in the pipeline are rate lock commitments in addition to mortgage loans held for sale. Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives pursuant to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (“SFAS 133”) and, therefore, are recorded at fair value. The Company hedges the risk of changes in fair value of rate lock commitments by selling forward contracts on securities of Fannie Mae or Freddie Mac as the Company deems appropriate to prudently manage this risk. These forward contracts are also accounted for as derivatives and recorded at fair value.

     In measuring the fair value of rate lock commitments, the proceeds expected upon eventual loan sale are used. This value excludes the value of the MSRs inherent in the loan except for certain high quality, liquid, conventional mortgages where whole loan sale prices including servicing rights are readily available. These values are calculated using the same methodologies that are used in our loan sales, adjusted using an anticipated fallout factor for rate lock commitments that will likely not be funded. This method of calculating the value of the derivative has the effect of recognizing a portion of the gain from mortgage loans before the loans are funded. As of December 31, 2003, the fair value of the rate lock commitments, net of related hedges, was $20.7 million.

     During the fourth quarter of 2003, the Securities and Exchange Commission announced its intention to issue accounting guidance requiring that rate lock commitments be treated as written options. This guidance, if issued, would change the timing of the Company’s recognition of gain on sale revenue. Had the guidance been applied during the fourth quarter, the revenue related to the fair value of rate locks granted during the quarter would not have been recognized until the related loans were sold. This amount is estimated to be roughly 50% of total gain on sale revenue. Since the time between rate lock and loan sale is typically less than 90 days, this revenue would likely have been recognized in the following quarter.

     The SEC guidance is currently expected to be implemented as of April 1, 2004. This implementation is expected to have a one-time negative impact on gain on sale revenues in the second quarter of 2004, but effects only the timing of revenue recognition, generally by one quarter or less, not the ultimate amount of revenue recognized over time.

     The following table presents the gain on sale margins by product type for the quarters ended December 31 and September 30, 2003:

	Three Months Ended			Three Months Ended
	December 31, 2003			September 30, 2003
Gain on Sale Margins
by Product Type	Amount Sold	Gain on Sale	Margin	Amount Sold	Gain on Sale	Margin

	(Dollars in millions)
Agency conforming	$1,061	$12.3	1.16%	$1,864	$22.8	1.22%
Alt-A and Jumbo	2,815	48.6	1.73%	4,155	79.2	1.90%
Subprime	286	7.1	2.48%	444	12.5	2.81%
Loans acquired through clean-up calls	325	8.7	2.68%	212	7.0	3.30%
Lot loan and income property	154	3.2	2.08%	—	—	0.00%

Total gain on sale of loans	$4,641	$79.9	1.72%	$6,675	$121.5	1.82%

     In addition to the gain on sale, IndyMac earns spread and fee income on its mortgage loans held for sale. It is important to look at the entire mortgage banking revenue stream in evaluating performance as these components may vary in differing interest rate environments and sale strategies. The following table depicts the total revenue margin on mortgage loans sold, which is calculated by dividing the sum of gain on sale of loans, net interest income, and fee income by the amount of loans sold:

	Three Months Ended

	December 31,	% of loans	December 31,	% of loans	September 30,	% of loans
	2003	sold	2002	sold	2003	sold

	(Dollars in thousands)
Gain on sale of loans	$79,883	1.72%	$74,775	1.71%	$121,498	1.82%
Net interest income	45,856	0.99%	27,843	0.64%	50,815	0.76%
Fee income	12,170	0.26%	14,595	0.33%	18,009	0.27%

Total mortgage banking revenue	$137,909	2.97%	$117,213	2.68%	$190,322	2.85%

Loans sold	$4,641,318		$4,378,410		$6,674,915

	Year Ended

	December 31,	% of loans	December 31,	% of loans
	2003	sold	2002	sold

	(Dollars in thousands)
Gain on sale of loans	$387,311	1.67%	$300,800	1.79%
Net interest income	173,704	0.75%	96,035	0.57%
Fee income	62,977	0.27%	46,169	0.27%

Total mortgage banking revenue	$623,992	2.69%	$443,004	2.63%

Loans sold	$23,175,841		$16,825,419

     The following table shows the various channels through which loans were distributed:

	Three Months Ended

	December 31,	Distribution	December 31,	Distribution	September 30,	Distribution
	2003	Percentages	2002	Percentages	2003	Percentages

	(Dollars in millions)
Sales to the GSEs(1)	$2,777	42%	$2,286	45%	$4,170	53%
Private-label securitizations	1,018	16%	1,489	29%	1,672	21%
Whole loan sales	846	13%	603	12%	833	11%

Subtotal sales	4,641	71%	4,378	86%	6,675	85%
Investment portfolio acquisitions(2)	1,911	29%	721	14%	1,223	15%

Total loan distribution	$6,552	100%	$5,099	100%	$7,898	100%

	Year Ended

	December 31,	Distribution	December 31,	Distribution
	2003	Percentages	2002	Percentages

	(Dollars in millions)
Sales to the GSEs(1)	$13,870	50%	$9,103	50%
Private-label securitizations	5,778	21%	6,255	35%
Whole loan sales	3,528	13%	1,467	8%

Subtotal sales	23,129	84%	16,825	93%
Investment portfolio acquisitions(2)	4,353	16%	1,344	7%

Total loan distribution	$27,529	100%	$18,169	100%

(1)	Government-sponsored enterprises.

(2)	Loan production that IndyMac elected to retain in its investment portfolio.

     In conjunction with the sale of mortgage loans in private-label securitizations and government-sponsored enterprises (GSEs) transactions, the Company generally retains certain assets. The primary assets retained include MSRs and, to a lesser degree, AAA-rated and agency interest-only strips, non-investment grade securities and residual securities. The allocated cost of the retained assets at the time of sale is recorded as an asset with an offsetting increase to the gain on sale of loans (or a reduction in the cost basis of the loans sold). The calculation of the $79.9 million in gain on sale of loans earned during the three months ended December 31, 2003 included the retention of $70.8 million of servicing-related assets and $9.2 million of other investment and non-investment grade securities. Cash flow collected during the three months ended December 31, 2003 from assets previously retained amounted to $39.3 million. More information on the valuation assumptions related to IndyMac’s retained assets can be found on page 28.

INVESTING ACTIVITIES

     IndyMac’s Investment Portfolio Group complements the Company’s mortgage banking activities and serves to diversify the Company’s revenue stream through its investments in single-family residential mortgage loans, mortgage-backed securities and servicing-related assets.

     The Investment Portfolio Group’s investment in prime SFR loans, mortgage-backed securities and mortgage loan servicing related assets also helps to provide a source of income to counterbalance the cyclical nature of mortgage production. Should loan production decline due to factors such as increasing interest rates, the value and fee income of the Investment Portfolio Group’s MSRs generally rises, as there is less incentive for borrowers to refinance at a higher interest rate. Similarly, when loan production increases, the value of the MSRs generally decreases. We believe this serves to stabilize the Company’s revenue stream through increased interest and servicing fee income when production slows.

     In addition to the Investment Portfolio Group’s investments, certain investing activities also take place in IndyMac Mortgage Bank and IndyMac Consumer Bank. These activities include the investment in construction loans and HELOCs by these business units.

     The following table shows average annualized net returns for all of our investing activities, which is calculated by dividing the sum of net interest income after allocated interest expense and provision for loan losses, service fee income and related net gains or losses by the average balance of investment assets. Service fee income includes gross service fee income, amortization of MSRs, valuation adjustments and net hedging gains and losses. Gross service fee income includes reinvestment income, prepayment and late fee income net of compensating interest paid to borrowers and investors in addition to the contractual servicing fees.

	Three Months Ended

	December 31,	December 31,	September 30,
	2003	2002	2003

	(Dollars in thousands)
Net interest income after provision for loan losses	$52,672	$30,822	$33,001
Service fee (loss) income	(5,951)	1,377	(11,113)
(Loss) gain on mortgage-backed securities, net	(6,037)	1,052	(8,647)
Other income	3,156	1,845	3,007
Average balance of interest-earning assets and MSRs	$9,367,980	$5,640,013	$7,102,768
Investing activities’ return before operating expenses on interest-earning assets and MSRs (annualized)	1.86%	2.47%	0.91%

	Year Ended

	December 31,	December 31,
	2003	2002

	(Dollars in thousands)
Net interest income after provision for loan losses	$144,644	$138,885
Service fee income	(16,081)	19,197
(Loss) gain on mortgage-backed securities, net	(30,853)	4,439
Other income	11,375	9,850
Average balance of interest-earning assets and MSRs	$7,346,974	$5,194,060
Investing activities’ return before operating expenses on interest-earning assets and MSRs (annualized)	1.48%	3.32%

     The decrease in return primarily results from the impact of higher prepayment rates on MSRs and mortgage-backed securities in this low interest rate environment.

Investment Portfolio Group

     The following table sets forth the composition of the Investment Portfolio Group’s assets as of December 31, 2003 and December 31, 2002, respectively:

	December 31,	December 31,
	2003	2002

	(Dollars in thousands)
SFR mortgage loans held for investment	$4,945,439	$2,096,517
SFR mortgage loans held for sale	610,953
Mortgage-backed, U.S. Treasury securities and notes:
Trading securities:
AAA-rated and agency interest-only strips	146,179	187,060
AAA-rated principal-only securities	8,518	79,554
U.S. Treasury securities	—	282,219
AAA-rated non-agency securities	—	101,185
AAA-rated agency securities	—	25,055
Other investment grade securities	8,922	9,114
Other non-investment grade securities	1,760	2,956
Residual securities	58,253	78,740

Subtotal — trading securities	223,632	765,883
Available for sale securities:
AAA-rated non-agency securities	1,407,984	1,406,321
AAA-rated agency securities	25,193	123,269
AAA-rated agency notes	143,689	—
Other investment grade securities	26,926	39,258
Other non-investment grade securities	10,182	4,362

Subtotal — available for sale securities	1,613,974	1,573,210

Total mortgage-backed securities, U.S. Treasury securities and agency notes	1,837,606	2,339,093
Mortgage servicing rights	443,688	300,539

Total	$7,837,686	$4,736,149

Percentage of securities portfolio rated investment grade	96%	96%
Percentage of securities portfolio rated AAA	94%	94%

     AAA-rated and agency interest-only strips and residual securities and securities used to hedge these assets, are classified as trading securities. Changes in the fair value of these securities are recorded in earnings. All other mortgage-backed securities are classified as available for sale, and changes in fair value of these assets are recorded in equity.

SFR Mortgage Loans Held for Investment

     The Company’s portfolio of mortgage loans held for investment is comprised primarily of SFR mortgage loans, with a concentration in adjustable-rate loans to mitigate interest rate risk. The Company is focused on increasing its portfolio of mortgage loans held for investment to achieve better balance in its investing activities relative to its mortgage banking activities, which tends to be more cyclical. During the fourth quarter of 2003, the Company added $1.9 billion of mortgage loans in accordance with this strategy. The following table shows the composition of this portfolio as of December 31, 2003 and December 31, 2002, respectively, and relevant credit quality characteristics at December 31, 2003:

	December 31,	December 31,
	2003	2002

	(Dollars in thousands)
SFR mortgage loans held for investment	$4,945,439	$2,096,517
Average loan size	286	227
Non-performing loans as a percentage of SFR loans	0.38%	1.20%
Estimated average life in years(1)	3.1	3.4
Estimated average duration in years(2)	1.4	1.4
Yield	4.43%	5.69%
Fixed-rate mortgages	6%	23%
Adjustable-rate mortgages	39%	28%
Hybrid adjustable-rate mortgages	55%	49%

Additional Information as of December 31, 2003

Average FICO score(3)	707
Average loan to value ratio	73%
Geographic distribution:
Southern California	30%
Northern California	17%
Michigan	6%
Florida	5%
New York	4%
Georgia	3%
Colorado	2%
New Jersey	2%
Washington	2%
Other (each individually less than 2%)	29%

Total	100%

(1)	Represents the estimated length of time, on average, the SFR loan portfolio will remain outstanding based on the Bank’s estimates for prepayments.

(2)	Average duration measures the expected variability of the value of a financial instrument in response to changes in interest rates.

(3)	FICO scores reflect a credit scoring system developed by Fair Isaacs and Co. and are generally used by lenders to evaluate a borrower’s credit history. FICO scores of 700 or higher are generally considered in the mortgage industry to be very high quality borrowers with low risk of default, but in general, the secondary market will consider FICO scores of 620 or higher to be prime.

SFR Mortgage Loans Held for Sale

     Loans held for sale in the Investment Portfolio Group are substantially comprised of SFR mortgage loans acquired through exercising our right to call selected private label securitization transactions as Master Servicer and loans generated through portfolio retention programs. The Company maintains the right to call selected deals when the outstanding loan balances in the securitization trust decline to a specified level, typically 10% of the original collateral balance. During the year ended December 31, 2003, we called a total of approximately $1.6 billion in loans, of which approximately $546 million loans were called during the fourth quarter. We sold approximately $325 million of clean-up call loans during the fourth quarter of 2003, for a pretax gain of $8.7 million. Additionally, during the fourth quarter of 2003, we recognized a pretax gain of $6.6 million on loans sold related to the loans acquired through our retention program. The balance at December 31, 2003 of loans held for sale for the Investment Portfolio Group represents the inventory of called loans and loans acquired through retention programs that remain unsold. We expect to exercise our option to call additional loans of approximately $440 million in 2004, the exact timing and amount of which is dependent upon the future interest rate environment and borrower prepayment behavior.

Mortgage-backed Securities, U.S. Treasury Securities and Agency Notes

     The Company’s portfolio of mortgage-backed securities, U.S. Treasury securities and agency notes totaled $1.8 billion and $2.3 billion at December 31, 2003 and 2002, respectively. These securities are recorded at fair value. The Company invests in high quality mortgage-backed securities to provide net interest income. The extreme prepayment environment negatively impacted interest spreads on these securities during the first half of 2003; however spreads began to recover in the third quarter and rebounded solidly in the fourth quarter. At December 31, 2003, 94% of the portfolio was rated AAA with an expected weighted average life of 4.7 years. U.S. Treasury securities in the trading portfolio are purchased to hedge the interest rate risk associated with servicing-related assets, among other types of investments. AAA rated principal-only securities are retained from securitizations or purchased in the secondary market to hedge MSR related assets. The Company periodically trades its hedging instruments to rebalance its portfolio into instruments we believe will most effectively hedge the underlying asset, after considering changing market conditions.

     The fair value of other investment grade and non-investment grade securities by credit rating as of December 31, 2003 and December 31, 2002 follows:

	December 31,				December 31,
	2003				2002

		Premium
	Current	(Discount)
	Face	To Face	Amortized	Fair
	Value	Value	Cost	Value	Fair Value

	(In thousands)
Investment grade mortgage-backed securities:
AAA	$7,922	$77	$7,999	$8,001	$—
AA	—	—	—	—	22,133
A	—	—	—	—	2,445
BBB	25,121	(1,546)	23,575	24,198	18,450
BBB—	4,000	(351)	3,649	3,649	5,344

Total other investment grade mortgage-backed securities	$37,043	$(1,820)	$35,223	$35,848	$48,372

Non-investment grade mortgage-backed securities:
BB	$9,016	$(1,292)	$7,724	$7,896	$3,661
B	830	(644)	186	186	351
CCC	5,378	(4,487)	891	1,165	2,955
C	6,274	(4,453)	1,821	1,934	—
D	2,668	(1,992)	676	676	—
NR	830	(745)	85	85	351

Total other non-investment grade mortgage-backed securities	$24,996	$(13,613)	$11,383	$11,942	$7,318

     At December 31, 2003, of the total other investment grade and non-investment grade mortgage-backed securities, $32.4 million was collateralized by prime loans, $13.6 million by subprime loans and $1.8 million by manufactured housing loans. The increase in other non-investment grade mortgage-backed securities compared to December 31, 2002 was primarily due to the retention of a BB rated, prime collateral security during the fourth quarter of 2003.

Mortgage Servicing and Mortgage Servicing Rights

     In addition to its own loans, IndyMac serviced $30.8 billion of mortgage loans owned by others at December 31, 2003 with a weighted average coupon of 6.53%. In comparison, IndyMac serviced $28.4 billion of mortgage loans at December 31, 2002 with a weighted average coupon of 7.56%. The table below shows the activity in the servicing portfolio during the quarter and year ended December 31, 2003:

	Three Months
	Ended	Year Ended
	December 31, 2003	December 31, 2003

	Servicing Portfolio

	(In millions)
Unpaid principal balance at beginning of period	$30,637	$28,376
Additions	3,751	21,269
Clean-up calls exercised	(556)	(1,880)
Loan payments and prepayments	(3,058)	(16,991)

Unpaid principal balance at December 31, 2003	$30,774	$30,774

     The capitalized value of MSRs totaled $443.7 million as of December 31, 2003 and $300.5 million as of December 31, 2002, reflecting an increase of $143.2 million. The table below shows the activity in MSRs:

	Three Months Ended			Year Ended

	December 31,	December 31,	September 30,	December 31,	December 31,
	2003	2002	2003	2003	2002

	(In thousands)
Balance at beginning of period	$406,917	$278,041	$335,727	$300,539	$321,316
Additions	51,447	52,651	98,928	291,849	230,894
Transfers to agency interest-only strips	—	(9,083)	(29,499)	(47,311)	(75,371)
Clean-up calls exercised	(3,754)	(685)	(2,546)	(10,256)	(685)
Scheduled amortization	(20,049)	(16,759)	(22,559)	(85,590)	(68,228)
Valuation (impairment)	9,127	(3,626)	26,866	(5,543)	(107,387)

Balance at end of period	$443,688	$300,539	$406,917	$443,688	$300,539

     Each quarter, we evaluate the MSRs for impairment in accordance with SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” We first stratify our MSRs based on predominant risk characteristics, underlying loan type, interest rate type, and interest rate band. Then, for each stratum, we determine the fair value of MSRs using our valuation models, which are periodically validated by third party opinions of value. If the carrying value exceeds the fair value by individual stratum, a valuation allowance is recorded as a charge to service fee income in current earnings. However, if such impairment is determined to be other-than-temporary and the recoverability of the value is remote, we recognize a direct write-down. Unlike a valuation allowance, a direct write-down permanently reduces the carrying value of the MSR asset and the related valuation allowance, precluding subsequent reversals. As of December 31, 2003, the valuation allowance on MSRs totaled $59.5 million.

AAA-Rated and Agency Interest-Only Strips and Residuals

     We evaluate the carrying value of our AAA-rated and agency interest-only strips and residual securities by discounting estimated net future cash flows. For these securities, estimated net future cash flows are primarily based on assumptions related to prepayment speeds, in addition to expected credit loss assumptions on the residual securities.

     A summary of the activity in the AAA-rated and agency interest-only strips and residual securities portfolios for the three months and years ended December 31, 2003 and 2002 and for the three months ended September 30, 2003, follows:

	Three Months Ended			Year Ended

	December 31,	December 31,	September 30,	December 31,	December 31,
	2003	2002	2003	2003	2002

	(In thousands)
AAA-rated and agency interest-only strips:
Beginning balance	$155,258	$189,524	$135,264	$187,060	$211,104
Retained investments from securitizations	11,293	17,873	11,065	47,791	36,389
Transfers from MSRs	—	9,083	29,499	47,311	75,371
Clean-up calls exercised	(13,936)	(4,227)	(7,272)	(40,333)	(4,227)
Cash received, net of accretion	(10,933)	(14,840)	(12,496)	(51,129)	(51,961)
Valuation gains (losses) before hedges	4,497	(10,353)	(802)	(44,521)	(79,616)

Ending balance	$146,179	$187,060	$155,258	$146,179	$187,060

Residual securities:
Beginning balance	$54,743	$94,233	$66,031	$78,740	$43,123
Retained investments from securitizations	4,853	4,889	3,935	23,526	73,944
Sales	—	(19,000)	—	(10,525)	(19,000)
Cash received, net of Accretion	(2,388)	(5,556)	(8,185)	(23,627)	(21,715)
Valuation gains (losses) before hedges	1,045	4,174	(7,038)	(9,861)	2,388

Ending balance	$58,253	$78,740	$54,743	$58,253	$78,740

Valuation of Servicing-Related Assets

     AAA-rated and agency interest-only strips and residual securities are recorded at fair market value. MSRs are subject to lower of cost or market limitations. We determine the fair value of MSRs using our valuation models, which are periodically validated by third party opinions of value. Relevant information and assumptions used to value the Company’s servicing related assets at December 31, 2003, September 30, 2003 and December 31, 2002 are shown below:

	Actual

			Gross Wtd.	Servicing	3-Month	Weighted
	Book	Collateral	Average	Fee/Interest	Prepayment	Average
	Value	Balance	Coupon	Strip	Speeds	Multiple

	(Dollars in thousands)
December 31, 2003
AAA-rated/agency interest-only strips	$146,179	$13,640,307	6.90%	0.38%	34.0%	2.81

Prime residual securities	$25,614	$3,506,638	7.00%	1.48%	60.0%	0.49
Subprime residual securities	32,639	$1,286,694	8.65%	4.34%	38.4%	0.58

Total noninvestment grade residual securities	$58,253

MSRs(3)	$443,688	$30,773,545	6.53%	0.32%	31.0%	4.51

September 30, 2003
AAA-rated/agency interest-only strips	$155,258	$15,442,718	7.01%	0.39%	45.6%	2.58

Prime residual securities	$22,778	$2,932,148	7.14%	0.85%	69.9%	0.91
Subprime residual securities	31,965	$1,477,988	8.76%	4.25%	42.6%	0.51

Total noninvestment grade residual securities	$54,743

MSRs(3)	$406,917	$30,636,605	6.67%	0.32%	50.5%	4.15

December 31, 2002
AAA-rated/agency interest-only strips	$187,060	$14,214,229	7.77%	0.53%	38.5%	2.48

Prime residual securities	$33,400	$2,968,794	7.51%	1.44%	35.5%	0.78
Subprime residual securities	45,340	$1,968,041	9.54%	4.21%	30.3%	0.55

Total non-investment grade residual securities	$78,740

MSRs	$300,539	$28,375,897	7.56%	0.33%	40.7%	3.21

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Valuation Assumptions

	Lifetime	3-Month		Remaining
	Prepayment	Prepayment	Discount	Cumulative
	Speeds(1)	Speeds(1)	Yield	Loss Rate(2)

December 31, 2003
AAA-rated/agency interest-only strips	17.2%	35.5%	9.8%	N/A
Prime residual securities	26.3%	36.0%	15.8%	0.5%
Subprime residual securities	33.4%	32.9%	23.6%	2.3%
Total noninvestment grade residual securities
MSRs(3)	16.8%	31.5%	10.0%	N/A
September 30, 2003
AAA-rated/agency interest-only strips	19.6%	39.1%	9.2%	N/A
Prime residual securities	26.1%	40.8%	15.3%	0.6%
Subprime residual securities	33.5%	28.9%	23.6%	2.4%
Total noninvestment grade residual securities
MSRs(3)	19.6%	38.4%	10.1%	N/A
December 31, 2002
AAA-rated/agency interest-only strips	23.6%	39.7%	8.7%	N/A
Prime residual securities	18.9%	40.3%	15.2%	0.7%
Subprime residual securities	32.1%	35.0%	27.1%	2.8%
Total non-investment grade residual securities
MSRs	22.0%	36.3%	9.5%	N/A

(1)	Assumed prepayment speeds are higher in the short term and lower in the long term based on the market forward curve for interest rates rising over the life of the asset.

(2)	As a percentage of the original pool balance, the actual cumulative loss rate to date totaled 0.06% and 1.43% for prime and subprime residuals, respectively, at December 31, 2003.

(3)	At December 31, 2003, the capitalized servicing asset was comprised of $30.5 billion of loans serviced by us (“Primary Servicing”). In addition to the Primary Servicing of $30.5 billion in loans serviced for others, we also service $6.4 billion of IndyMac-owned loans and loans subserviced for others on an interim basis for a total primary servicing portfolio of $36.9 billion.

     The lifetime prepayment speeds represent the annual constant prepayment rate (“CPR”) we estimate for the remaining life of the collateral supporting the asset. For MSRs and AAA-rated and agency interest-only strips, we project prepayment rates using four-factor prepayment models, which incorporate relative weighted average note rate, seasoning, seasonality and burn-out of the pool of loans relative to expectations of future rates implied by the market forward LIBOR/swap curve.

     The weighted average multiple for MSRs, AAA-rated and agency interest-only strips and residual securities represents the book value divided by the product of collateral balance and servicing fee/interest strip. While the weighted average life of such assets is a function of the undiscounted cash flows, the multiple is a function of the discounted cash flows. With regard to AAA-rated and agency interest-only strips, the marketplace frequently uses calculated multiples to assess the overall impact valuation assumptions have on value. Collateral type, coupon, loan age and the size of the interest strip must be considered when comparing these multiples. The mix of collateral types supporting servicing-related assets is primarily non-conforming/conventional, which may make comparisons of the Company’s MSR multiples misleading relative to peer multiples whose product mix is different.

     Lifetime prepayment assumptions for AAA-rated and agency interest-only strips and MSRs decreased at December 31, 2003 compared to September 30, 2003, reflecting the impact of higher interest rates, lower collateral note rates and the slowing of actual prepayment speeds during the quarter.

Hedging Interest Rate Risk on Servicing-Related Assets

     With respect to the investment in servicing-related assets (AAA-rated and agency interest-only strips, non-investment grade residual securities and MSRs), the Company is exposed to interest rate risk as a result of other than predicted prepayment of loans. Our Investment Portfolio Group is responsible for the management of interest rate and prepayment risks in the Investment Portfolio, subject to policies and procedures established by, and oversight from, our management level Asset and Liability Committee (“ALCO”) and our Board of Directors level ALCO.

     The objective of our hedging strategy is to mitigate the impact of changes in interest rates on the net economic value of the balance sheet and quarterly earnings, not to speculate on interest rates. As such, we manage the comprehensive interest rate risk of our servicing-related assets using financial instruments and our portfolio retention efforts. Historically, we have hedged servicing-related assets using a mix of securities on balance sheet, such as AAA-rated principal-only securities, buying and/or selling mortgage-backed or U.S. Treasury securities, as well as derivatives such as futures, floors, swaps, or options. Recently, clean-up call revenues and retention programs have also been added to our overall portfolio strategy. As there are no hedge instruments that would be perfectly correlated with these hedged assets, we use a mix of the above instruments designed to correlate well with the hedged assets and our anticipated retention rates.

     With interest rates continuing to be near historic low levels and exhibiting high volatility, the value of mortgage servicing remains low. Our recovery of impairment during the quarter did not fully offset our derivative hedge losses. However, as shown in the servicing related assets segment results, our realization of income from clean-up calls and portfolio retention resulted in a positive return for the portfolio during the quarter. These activities are a direct result of the ownership of servicing rights and we consider those activities as a component of the portfolio performance.

     The following breaks out the components of service fee income and the gain on mortgage-backed securities, net.

	Three Months Ended			Year Ended

	December 31,	December 31,	September 30,	December 31,	December 31,
	2003	2002	2003	2003	2002

			(In thousands)
Service fee income:
Gross service fee income	$27,489	$23,117	$28,007	$105,063	$96,286
Amortization	(20,049)	(16,759)	(22,559)	(85,590)	(68,228)

Service fee income net of amortization	7,440	6,358	5,448	19,473	28,058
Valuation adjustments on MSRs	9,127	(3,626)	26,866	(5,543)	(107,387)
Hedges (losses) gains	(22,518)	(1,355)	(43,427)	(30,011)	98,526

Total service fee (expense) income	$(5,951)	$1,377	$(11,113)	$(16,081)	$19,197

Net (loss) gain on securities:
Realized gain on available-for-sale securities	$58	$—	$—	$2,080	$7,606
Impairment on available-for-sale securities	(201)	—	(745)	(2,336)	(2,513)

Unrealized gain (loss) on AAA- rated and agency interest only strips and residual securities	5,542	(7,922)	(7,840)	(54,382)	(75,724)
Transfer of residual securities to trading classification	—	—	—	—	4,029
Transfer of instruments used to hedge AAA IOs and residual securities to trading	—	—	—	—	1,128
Net (loss) gain on securities and other instruments used to hedge AAA-rated and agency interest-only strips and residual securities	(11,436)	8,974	(62)	23,785	69,913

Total (loss) gain on mortgage-backed securities, net	$(6,037)	$1,052	$(8,647)	$(30,853)	$4,439

Total Clean-Up Call and Retention Program Income	$29,346	$—	$25,341	$82,215	$—

Construction Lending

     IndyMac provides construction financing for individual consumers who are in the process of building their own home (consumer construction) and for residential subdivision developers (builder construction). With respect to consumer construction, the primary product is a construction-to-permanent residential mortgage loan. This product provides financing for the 9-12 month term of construction and automatically converts to a permanent mortgage loan at the end of construction. As a result, this product represents a hybrid activity between our portfolio lending activities and mortgage banking activities. The Company earns net interest income during the construction phase. When the loan converts to permanent status the loan is transferred into the Company’s pipeline of mortgage loans held for sale. These loans are typically fixed-rate loans. Consumer construction loan originations were comparable to the third quarter 2003, overcoming seasonal downturn pressure, and grew 46% over the same quarter of 2002. Increases in both origination channels (B2B and B2C) were driven by growth in active customers and marketing leads. The cost of funding an HCL construction loan decreased 2% from the same quarter of 2002. Consumer construction loans outstanding at December 31, 2003 were $1,146 million, up 31% compared to the amount at December 31, 2002.

     With respect to builder construction loans, our activities have been increasingly focused on those homebuilders that provide our mortgage loans to their customers when they sell the completed residence. Builder construction loans are typically based on prime rates. Builder loans outstanding at December 31, 2003, including construction and land and other mortgage loans, was comparable to December 31, 2002 at $605 million. A substantial portion of our builder construction loans is secured by corporate or personal guarantees of the builders as well as the real estate.

     The following tables present further information on our construction loan portfolios.

	As of

	December 31, 2003		December 31, 2002

	Consumer	Builder	Consumer	Builder
	Construction	Construction	Construction	Construction
	Loans	Loans	Loans	Loans

		(Dollars in thousands)
Construction loans	$1,145,526	$484,397	$875,335	$482,408
Land and other mortgage loans	$87,045	$120,751	$81,885	$123,066
Outstanding commitments	$2,091,853	$1,120,893	$1,531,011	$1,104,160
Average construction loan and land commitments	$391	$3,046	$415	$1,982
Non-performing loans	0.78%	1.60%	1.08%	2.92%
Yield on construction loans	5.81%	6.63%	7.61%	7.11%
Fixed-rate loans	98%	1%	94%	1%
Adjustable-rate loans	0%	97%	0%	96%
Hybrid adjustable-rate loans	2%	2%	6%	3%

Additional Information as of December 31, 2003

	Consumer		Builder
	Construction		Construction
	Loans		Loans

Average loan to value ratio(1)	74%		69%
Average FICO score(2)	706		N/A
Geographic distribution(3)
Southern California	31%	Southern California	45%
Northern California	18%	Northern California	24%
New York	6%	Illinois	13%
Hawaii	4%	Florida	6%
Florida	4%	Other (each individually < 2%)	12%

Colorado	3%	Total Builder Construction	100%

New Jersey	3%
Nevada	3%
Washington	3%
Connecticut	3%
Other (each individually < 2%)	22%

Total Consumer Construction	100%

(1)	The average loan to value ratio is based on the estimated appraised value of the completed project compared to the commitment amount at December 31, 2003.

(2)	FICO scores are not calculated for corporate entities and, therefore, are not applicable to the builder construction portfolio.

(3)	Geographic distribution is based on outstanding balances. Some projects are continuing to be built out in states in which we no longer solicit new loans.

     For information related to the Company’s balance of non-performing assets and related credit reserves, see discussion in “Credit Risk and Reserves” at page 35.

HELOC Activities

     IndyMac successfully grew its HELOC portfolio 127% from $313 million as of December 31, 2002, to $711 million as of December 31, 2003. Fourth quarter HELOC commitment volume increased from $142 million in 2002 to $259 million in 2003, an increase of 83%. The majority of the year’s HELOC production was driven by IndyMac’s internal channels, which produced 10,462 HELOC commitments primarily through IndyMac’s B2B and B2C business channels. The Company also embarked on a direct to customer mailing campaign, producing 3,456 HELOC commitments.

     The majority of the HELOC volume in 2003 was produced concurrently with a first mortgage. However, we believe that the declining market for mortgage refinancing will drive stronger levels of stand-alone HELOC production in 2004 as homeowners look for alternatives to access their home equity.

     In response to this accelerating growth and to capitalize on the market’s shift to HELOCs, we are establishing and expanding a HELOC dedicated sales staff to work concurrently with IndyMac’s business units and to manage HELOC directed sales efforts. The HELOC division is also working with IndyMac’s business units to develop new Home Equity products to more aggressively penetrate identified niche markets.

     The following table presents information on our HELOCs as of December 31, September 30, 2003, and December 31, 2002. All HELOC loans are adjustable rate loans and indexed to the prime rate.

	December 31,	September 30,	December 31,
	2003	2003	2002

	(Dollars in thousands)
Outstanding book value	$711,494	$587,364	$312,881
Outstanding commitments(1)	$1,189,213	$999,701	$459,537
Average spread over prime	1.92%	1.94%	1.78%
Non-performing loans	0.17%	0.14%	0.21%
Average FICO score	710	712	711
Average CLTV ratio(2)	77%	77%	78%

Additional Information as of December 31, 2003

	Total	Average Loan			30+ Days
	Outstanding	Commitment	Average Spread	Average	Delinquency
CLTV	Book Value	Balance	Over Prime	FICO	Percentage

		(Dollars in thousands)
≥ 96% & ≤ 100%	$17,332	$47	4.43%	723	1.33%
≥ 91% & ≤ 95%	93,495	50	3.53%	715	0.40%
≥ 81% & ≤ 90%	281,807	51	2.34%	695	0.76%
≥ 71% & ≤ 80%	178,700	81	1.00%	712	0.84%
70%	140,160	86	0.87%	726	0.37%

Total	$711,494

(1)	On funded loans.

(2)	The CLTV combines the loan to value on both the first mortgage loan and the HELOC commitment.

NET INTEREST INCOME

     The following table sets forth information regarding our consolidated average balance sheets (Mortgage Bank, Investment Portfolio and Consumer Bank are combined), along with the total dollar amounts of interest income and interest expense and the weighted average interest rates for the periods presented. Average balances are calculated on a daily basis. Non-performing loans are included in the average balances for the periods presented. The allowance for loan losses is excluded from the average loan balances.

	Three Months Ended

	December 31, 2003			December 31, 2002

	Average		Yield	Average		Yield
	Balance	Interest	Rate	Balance	Interest	Rate

	(Dollars in thousands)
Securities	$2,038,330	$26,395	5.14%	$2,133,366	$26,004	4.84%
Loans held for sale	3,376,349	54,743	6.43%	2,762,319	42,988	6.17%
Mortgage loans held for investment	5,314,934	59,360	4.43%	1,841,949	26,438	5.69%
Builder construction and income property	506,955	8,649	6.77%	576,243	10,292	7.09%
Consumer construction	1,076,853	15,765	5.81%	788,536	14,166	7.13%
Investment in Federal Home Loan Bank stock and other	317,133	2,917	3.65%	155,370	1,801	4.60%

Total interest-earning assets	12,630,554	167,829	5.27%	8,257,783	121,689	5.85%

Other	1,177,305			799,880

Total assets	$13,807,859			$9,057,663

Interest-bearing deposits	$3,579,379	21,929	2.43%	$2,572,244	23,063	3.56%
Advances from Federal Home Loan Bank	4,888,567	30,208	2.45%	2,423,828	25,619	4.19%
Other borrowings	3,268,244	17,747	2.15%	2,390,059	17,050	2.83%

Total interest-bearing liabilities	11,736,190	69,884	2.36%	7,386,131	65,732	3.53%

Other	1,072,435			818,410

Total liabilities	12,808,625			8,204,541
Shareholders’ equity	999,234			853,122

Total liabilities and shareholders’ equity	$13,807,859			$9,057,633

Net interest income		$97,945			$55,957

Net interest spread			2.91%			2.32%

Net interest margin			3.08%			2.69%

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Three Months Ended

	September 30, 2003

	Average		Yield
	Balance	Interest	Rate

	(Dollars in thousands)
Securities	$1,665,884	$20,436	4.87%
Loans held for sale	4,043,670	61,934	6.08%
Mortgage loans held for investment	3,473,840	37,767	4.31%
Builder construction and income property	549,544	8,977	6.48%
Consumer construction	1,009,016	15,592	6.13%
Investment in Federal Home Loan Bank stock and other	277,246	2,633	3.77%

Total interest-earning assets	11,019,200	147,339	5.30%

Other	1,105,794

Total assets	$12,124,994

Interest-bearing deposits	$3,336,257	22,261	2.65%
Advances from Federal Home Loan Bank	4,094,698	28,959	2.81%
Other borrowings	2,434,027	13,666	2.23%

Total interest-bearing liabilities	9,864,982	64,886	2.61%

Other	1,289,642

Total liabilities	11,154,624
Shareholders’ equity	970,370

Total liabilities and shareholders’ equity	$12,124,994

Net interest income		$82,453

Net interest spread			2.70%

Net interest margin			2.97%

	Year Ended

	December 31, 2003			December 31, 2002

	Average		Yield	Average		Yield
	Balance	Interest	Rate	Balance	Interest	Rate

	(Dollars in thousands)
Securities	$1,794,630	$83,903	4.68%	$1,828,694	$112,065	6.13%
Loans held for sale	3,438,677	214,338	6.23%	2,222,838	148,498	6.68%
Mortgage loans held for investment	3,680,554	170,290	4.63%	1,707,409	111,450	6.53%
Builder construction and income property	549,582	37,114	6.75%	595,711	42,726	7.17%
Consumer construction	956,211	60,392	6.32%	731,476	55,660	7.61%
Investment in Federal Home Loan Bank stock and other	255,050	9,804	3.84%	144,028	6,705	4.66%

Total interest-earning assets	10,674,704	575,841	5.39%	7,230,156	477,104	6.60%

Other	1,037,578			721,659

Total assets	$11,712,282			$7,951,815

Interest-bearing deposits	$3,162,221	87,828	2.78%	$2,665,942	105,188	3.95%
Advances from Federal Home Loan Bank	3,820,076	113,032	2.96%	2,092,972	101,647	4.86%
Other borrowings	2,697,909	64,044	2.37%	1,710,659	60,981	3.56%

Total interest-bearing liabilities	9,680,206	264,904	2.74%	6,469,573	267,816	4.14%

Other	1,096,006			618,466

Total liabilities	10,776,212			7,088,039
Shareholders’ equity	936,070			863,776

Total liabilities and shareholders’ equity	$11,712,282			$7,951,815

Net interest income		$310,937			$209,288

Net interest spread			2.66%			2.46%

Net interest margin			2.91%			2.89%

     The net interest spread and margin during the fourth quarter of 2003 widened from that of the third quarter 2003 and fourth quarter 2002. The yield on interest earning assets declined during the year due to high prepayment speeds, although the effect of the prepayments during the year was partially offset by recently acquired higher yielding clean-up call loans. However, our cost of funds decreased faster than the yield on assets, resulting in a higher spread and higher margin. The decrease in cost of funds was largely the result of the repricing of higher interest rate CDs and term FHLB advances to lower rates.

     The dollar amounts of interest income and interest expense fluctuate depending upon changes in the average balances and interest rates of interest-earning assets and interest-bearing liabilities. The following table details changes attributable to: (1) changes in volume (changes in average outstanding balances multiplied by the prior period’s rate); (2) changes in the rate (changes in the average interest rate multiplied by the prior period’s volume); and (3) changes in rate/volume (“mix”) (changes in rates times the changes in volume).

	Three Months Ended December 31, 2003 vs. 2002

	Increase/(Decrease) Due to

	Volume	Rate	Mix	Total Change

		(In thousands)
Interest income:
Mortgage-backed securities	$(1,158)	$1,621	$(72)	$391
Loans held for sale	9,554	1,801	400	11,755
Mortgage loans held for investment	49,849	(5,866)	(11,061)	32,922
Builder construction and income property	(1,237)	(461)	55	(1,643)
Consumer construction	5,178	(2,621)	(958)	1,599
Investment in Federal Home Loan Bank stock and other	1,876	(372)	(388)	1,116

Total interest income	64,062	(5,898)	(12,024)	46,140
Interest expense:
Interest-bearing deposits	9,030	(7,304)	(2,860)	(1,134)
Advances from Federal Home Loan Bank	26,051	(10,641)	(10,821)	4,589
Other borrowings	6,264	(4,071)	(1,496)	697

Total interest expense	41,345	(22,016)	(15,177)	4,152

Net interest income	$22,717	$16,118	$3,153	$41,988

	Year Ended December 31, 2003 vs. 2002

	Increase/(Decrease) Due to

	Volume	Rate	Mix	Total Change

		(In thousands)
Interest income:
Mortgage-backed securities	$(2,087)	$(26,570)	$495	$(28,162)
Loans held for sale	81,225	(9,946)	(5,439)	65,840
Mortgage loans held for investment	128,796	(32,453)	(37,503)	58,840
Builder construction and income property	(3,308)	(2,497)	193	(5,612)
Consumer construction	17,100	(9,461)	(2,907)	4,732
Investment in Federal Home Loan Bank stock and other	5,169	(1,169)	(901)	3,099

Total interest income	226,895	(82,096)	(46,062)	98,737
Interest expense:
Interest-bearing deposits	19,581	(31,143)	(5,798)	(17,360)
Advances from Federal Home Loan Bank	83,878	(39,718)	(32,775)	11,385
Other borrowings	35,193	(20,373)	(11,757)	3,063

Total interest expense	138,652	(91,234)	(50,330)	(2,912)

Net interest income	$88,243	$9,138	$4,268	$101,649

OVERALL INTEREST RATE RISK MANAGEMENT

     In addition to our hedging activities to mitigate the interest rate risk in our pipeline of mortgage loans held for sale and our investment in servicing-related assets, we perform extensive overall interest rate risk analyses. The primary measurement tool used to evaluate interest rate risk over the comprehensive balance sheet is a net portfolio value (“NPV”) analysis that simulates the effects changes in interest rates have on the fair value of shareholders’ equity.

     The following table sets forth the NPV and change in NPV of the Bank that we estimate might result from a 100 basis point change in interest rates as of December 31, 2003 and December 31, 2002. IndyMac’s NPV model has been built to focus on the Bank alone as the $157.2 million of assets at the Parent Company have relatively little interest rate risk exposure.

	December 31, 2003			December 31, 2002

		Effect of Change in			Effect of Change in
		Interest Rates			Interest Rates

		Decrease	Increase		Decrease	Increase
	Fair Value	100 bps	100 bps	Fair Value	100 bps	100 bps

			(Dollars in thousands)
Cash and cash equivalents	$111,203	$111,203	$111,203	$196,589	$196,589	$196,589
Trading securities	206,484	180,197	228,880	728,602	729,055	727,761
Available for sale securities	1,611,958	1,662,715	1,553,103	1,563,648	1,572,911	1,542,879
Loans held for sale	2,573,248	2,606,028	2,519,059	2,249,088	2,313,001	2,170,046
Loans held for investment	7,396,475	7,448,389	7,304,464	3,883,039	3,913,596	3,844,944
MSRs	443,688	311,777	534,672	300,539	226,834	365,046
Other assets	683,213	697,356	669,062	465,046	473,382	459,294
Derivatives	106,119	91,598	169,246	72,445	67,868	104,189

Total assets	$13,132,388	$13,109,263	$13,089,689	$9,458,996	$9,493,236	$9,410,748

Deposits	$4,367,400	$4,404,900	$4,335,433	$3,177,911	$3,217,410	$3,139,628
Advances from Federal Home Loan Bank	4,949,477	4,979,962	4,919,147	2,786,237	2,820,402	2,753,314
Other borrowings	2,438,695	2,440,538	2,436,665	2,493,168	2,495,465	2,490,801
Other liabilities	156,711	156,800	156,599	140,853	140,897	140,741

Total liabilities	11,912,283	11,982,200	11,847,844	8,598,169	8,674,174	8,524,484

Shareholders’ equity (NPV)	$1,220,105	$1,127,063	$1,241,845	$860,827	$819,062	$886,264

% Change from base case		(7.63)%	1.78%		(4.85)%	2.95%

     Retained earnings of $167.5 million contributed significantly to the $359.3 million increase in the Bank’s NPV during the year ended December 31, 2003. This increase also reflects deployment of capital primarily through additions to the SFR mortgage HFI portfolio. Additionally, the NPV has improved as the Bank’s funding mix has become better matched to the related assets through the maturity and subsequent repricing of fixed rate FHLB advances and certificates of deposit in addition to the use of liability hedging strategies. A deposit mix more heavily weighted towards lower cost transaction accounts has also added to the NPV. It should be noted that this analysis does not reflect changes in volumes and profits from our mortgage banking operations that would be expected to result from the interest rate environment.

     The assumptions inherent in our interest rate models include expected valuation changes in an instantaneous and parallel interest rate shock and assumptions as to the degree of correlation between our hedge positions and the hedged assets and liabilities. These assumptions may not accurately predict factors such as the spread-widening or spread-tightening risk among the changes in rates on Treasury, LIBOR/swap curve and mortgages. In addition, the sensitivity analysis described in the prior paragraph is limited by the fact that it is performed at a particular point in time and does not incorporate other factors that would impact our financial performance in these scenarios. These factors include, but are not limited to expected increases in income associated with the expected increase in production volume that could result from a decrease in interest rates and changes in the asset, liability and derivative mix during interest rate changes. Consequently, the preceding simulation should not be viewed as a forecast, as it is reasonable to expect that actual results will vary significantly from the analyses discussed above.

     The Company’s Board of Directors level and management level ALCOs monitor our hedging activities to determine whether the value of our hedge positions, their correlation to the balance sheet item being hedged, and the amounts being hedged, continue to provide adequate protection against interest rate risk. While there can be no assurances that our interest rate management strategies will be effective, we believe we have adequate internal controls to monitor and manage our interest rate risk within reasonable levels.

CREDIT RISK AND RESERVES

GENERAL

     The following table summarizes the Company’s allowance for loan losses/credit discounts and non-performing assets as of December 31, 2003.

		Allowance			QTD Net	YTD Net
		for Loan	Total Reserves		Charge	Charge
		Losses/Credit	as a Percentage	Non-Performing	Offs/Net	Offs/Net
Type of Loan	Book Value	Discounts	of Book Value	Assets	REO (Gains)	REO (Gains)

	(Dollars in thousands)
Held for investment portfolio
SFR mortgage loans and HELOCs	$5,587,409	$20,038	0.36%	$12,414	$1,018	$3,888
Land and other mortgage	126,044	3,167	2.51%	71	11	11
Builder construction and income property	520,682	12,509	2.40%	9,704	102	3,268
Consumer construction	1,145,526	9,930	0.87%	8,954	361	1,378

Total core held for investment loans	7,379,661	45,644	0.62%	31,143	1,492	8,545
Discontinued product lines(1)	69,524	7,001	10.07%	6,449	1,844	9,271

Total held for investment portfolio	7,449,185	52,645	0.71%	37,592	3,336	17,816
Held for sale portfolio	2,587,240	13,992	0.54%	38,855	—	—

Total loans	$10,036,425	$66,637	0.66%	76,447	$3,336	$17,816

Foreclosed assets
Core portfolios				22,325	$(935)	$(2,261)
Discontinued product lines				1,352	(97)	(27)

Total foreclosed assets				23,677	$(1,032)	$(2,288)

Total non-performing assets				$100,124

Total non-performing assets as a percentage of total assets				0.76%

(1)	Discontinued product lines include manufactured home loans and home improvement loans.

     The following tables provide additional comparative data on non-performing assets relative to the allowance for loan losses.

	December 31,	September 30,	December 31,
	2003	2003	2002

	(Dollars in thousands)
Loans held for investment
Portfolio loans
SFR mortgage loans	$12,414	$11,112	$15,097
Land and other mortgage loans	71	103	8,376
Builder construction	9,704	11,884	9,275
Consumer construction	8,954	8,555	10,257

Total portfolio non-performing loans	31,143	31,654	43,005
Discontinued product lines	6,449	7,209	10,005

Total non-performing loans held for investment	37,592	38,863	53,010
Non-performing loans held for sale	38,855	31,414	10,626

Total non-performing loans	76,447	70,277	63,636
Foreclosed assets	23,677	27,676	36,526

Total non-performing assets	$100,124	$97,953	$100,162

Total non-performing assets to total assets	0.76%	0.81%	1.05%

Allowance for loan losses to non-performing loans held for investment	140%	135%	96%

     The following shows the activity in the allowance for loan losses during the indicated periods:

	Three Months Ended		Year Ended
	December 31,		December 31,

	2003	2002	2003	2002

	(Dollars in thousands)
Core portfolio loans
Balance, beginning of period	$44,886	$42,289	$41,314	$41,770
Provision for loan losses	2,250	4,251	12,875	9,807
Charge-offs net of recoveries
SFR mortgage loans	(1,018)	(1,867)	(3,888)	(5,783)
Land and other mortgage loans	(11)	(1,658)	(11)	(1,658)
Builder construction	(102)	(1,611)	(3,268)	(2,584)
Consumer construction	(361)	(90)	(1,378)	(238)

Charge-offs net of recoveries	(1,492)	(5,226)	(8,545)	(10,263)

Balance, end of period	45,644	41,314	45,644	41,314
Discontinued product lines
Balance, beginning of period	7,595	11,582	9,447	15,930
Provision for loan losses	1,250	1,450	6,825	6,348
Charge-offs net of recoveries	(1,844)	(3,585)	(9,271)	(12,831)

Balance, end of period	7,001	9,447	7,001	9,447

Total allowance for loan losses	$52,645	$50,761	$52,645	$50,761

Annualized charge-offs to average loans	0.16%	0.20%	0.25%	0.45%
Core portfolio loans only:
Annualized charge-offs to average loans	0.07%	0.12%	0.12%	0.20%

     Total credit-related reserves, including the allowance for loan losses and the market valuation reserves, amounted to $66.6 million at December 31, 2003, compared to $57.7 million at December 31, 2002. The allowance for loan losses of $52.6 million for loans held for investment at December 31, 2003 represented 0.71% of total loans held for investment. This compares to an allowance for loan losses of $50.8 million, or 1.28% of total loans held for investment, at December 31, 2002. Charge-offs were significantly improved during the fourth quarter and full year 2003, both in our core and non-core portfolios. Total net charge-offs of $3.3 million for the fourth quarter 2003 were 62% lower than net charge-offs in the fourth quarter 2002. For the full year 2003, charge-offs of $17.8 million were down 23% relative to 2002. This improved credit performance combined with the fact that the substantial loan portfolio growth consists predominantly of high quality SFR mortgage loans held for investment, which have low expected defaults and loss severities, support a lower ratio of allowance to total loans. In relation to annual charge-offs, our coverage improved year over year with the allowance representing 3.0 times annual charge-offs at December 31, 2003 compared with 2.2 times annual charge-offs at December 31, 2002.

     The ratio of non-performing assets to total assets improved to 0.76% at December 31, 2003 from 1.05% at December 31, 2002. Total non-performing assets were similar to amounts at December 31, 2002 at $100.1 million, however, non-performing loans increased $12.8 million while foreclosed assets decreased $12.8 million. The decrease in foreclosed assets was largely the result of liquidations. The increase in non-performing loans was driven by a $28.2 million increase in mortgage loans held for sale primarily due to the loans acquired through clean-up calls exercised during the second half of 2003. The held for sale clean up call non-performing loans amounted to $21.0 million at December 31, 2003, which accounted for 54% of the total non-performing loans held for sale. Non-performing loans held for investment decreased $15.4 million to $37.6 million which can be attributed to overall improved credit quality, strong asset management, and select sales of non-performing loans to third parties.

     As master servicer for our various securitizations, we retain the right to call the securities when the outstanding loan balance in the securitization trust declines to a specified level, typically 10%, of the original balance. When the fair value of performing loans remaining within a securitization exceeds the expected losses on nonperforming loans and the cost of exercise, we will typically exercise our option to call. We called a total of $546.3 million loans during the fourth quarter of 2003. A portion of the loans we acquired pursuant to clean-up calls was delinquent or non-performing. At December 31, 2003, total non-performing assets acquired through clean-up calls amounted to $26.6 million, of which $21.0 million is non-performing loans included in loans held for sale.

     With respect to the portfolio of loans held for investment in IndyMac’s core businesses, the allowance for loan losses at December 31, 2003 was $45.6 million or 0.62% of the loan balance, compared to 1.1% of the total loan balance at December 31, 2002. The lower coverage ratio is supported by the overall asset quality improvement in this portfolio. Non-performing loans in this portfolio decreased by $11.9 million from $43.0 million at December 31, 2002 to $31.1 million at December 31, 2003. Included in the non-performing loan balance at December 31, 2003 is a matured construction loan in the amount of $9.2 million. Given the current value of the collateral and the credit of the guaranty, we do not expect to incur any losses on this loan at this time.

     With respect to IndyMac’s non-core liquidating portfolios, consisting primarily of manufactured housing and home improvement loans, net charge-offs totaled $1.8 million during the fourth quarter of 2003, down from the $3.6 million of net charge-offs on these portfolios during the fourth quarter of 2002. After provision for loan losses of $1.3 million, the allowance for loan losses was $7.0 million, or 10.07% of the remaining principal balance of such liquidating portfolios, compared to the 9.99% reserve coverage at September 30, 2003 and 9.7% reserve coverage at December 31, 2002.

     Our determination of the level of the allowance for loan losses and, correspondingly, the provision for loan losses, is based on management’s judgments and assumptions regarding various matters, including general economic conditions, loan portfolio composition, delinquency trends and prior loan loss experience. In assessing the adequacy of the allowance for loan losses, management reviews the performance in the portfolios of loans held for investment and the non-core portfolio of discontinued product lines which consists primarily of manufactured housing loans and home improvement loans.

     While we consider the allowance for loan losses to be adequate based on information currently available, future adjustments to the allowance may be necessary due to changes in economic conditions, delinquency levels, foreclosure rates, or loss rates. The level of our allowance for loan losses is also subject to review by our federal regulator, the Office of Thrift Supervision (“OTS”). Our regulator may require that our allowance for loan losses be increased based on their evaluation of the information available to it at the time of its examination of the Bank.

     With respect to mortgage loans held for sale, IndyMac does not provide an allowance for loan losses, pursuant to the applicable accounting rules. Instead, a component for credit risk related to loans held for sale is embedded in the market valuation for these loans. Market valuation reserve on loans held for sale totaled $14.0 million at December 31, 2003.

SECONDARY MARKET RESERVES

     We do not sell loans with recourse in our loan sale activities. However, we can be required to repurchase loans from investors when our loan sales contain individual loans that do not conform to the representations and warranties we make at the time of sale. We have made significant investments in our pre-production and post-production quality control processes to identify potential systemic issues that could cause repurchases. We believe that these efforts have improved our production quality; however, possible increases in default rates due to an economic slowdown could cause the overall rate of repurchases to remain constant or even increase. Since inception in 1993, the Company has repurchased only a very small amount of loans from its securitization trusts. The increase in repurchase activity in recent years has been primarily a function of IndyMac’s diversification of its loan sale channels to whole loan and GSE sales. While sales through these channels generate enhanced cash flows, they tend to have a greater level of representation and warranty risk. The following table shows the amount of loans we have repurchased from each distribution channel, since the Company began active lending operations in January 1993.

	Amount		Percentage
	Repurchased	Total Sold	Repurchased

	(Dollars in millions)
Loans sold:
GSEs and whole loans	$86.4	$53,910	0.16%
Securitization trusts	8.5	44,112	0.02%

Total	$94.9	$98,022	0.10%

     The Company maintains secondary market reserves for losses that could arise in connection with loans that we are required to repurchase from whole loan sales or securitization transactions. These reserves, which totaled $34 million at December 31, 2003, have two general components: reserves for repurchases arising from representation and warranty claims, and reserves for disputes with investors and vendors with respect to contractual obligations pertaining to mortgage operations. The table below shows the activity in the reserves during the three months and year ended December 31, 2003.

	Three
	Months	Year

	(In thousands)
Balance, beginning of period	$36,000	$37,636
Additions/provisions	2,693	26,706
Claims reimbursement and estimated discounts on loans held for sale/charge-offs	(4,693)	(30,342)

Balance, December 31, 2003	$34,000	$34,000

     Reserve levels are a function of expected losses based on actual pending claims and repurchase requests, historical experience, loan volume and loan sales distribution channels and the assessment of probable vendor or investor claims. While the ultimate amount of repurchases and claims is uncertain, management believes that the reserves are adequate. We will continue to evaluate the adequacy of our reserves and may continue to allocate a portion of our gain on sale proceeds to these reserves going forward. Changes in the level of provision to this reserve impacts the overall gain on sale margin from quarter to quarter. The entire balances of our secondary market reserves are included on the consolidated balance sheets as a component of other liabilities.

OPERATING EXPENSES

     A summary of operating expenses follows:

	Three Months Ended			Year Ended

	December 31,	December 31,	September 30,	December 31,	December 31,
	2003	2002	2003	2003	2002

	(In thousands)
Salaries and related	$55,706	$53,344	$63,100	$228,931	$202,030
Premises and equipment	9,864	8,215	9,591	35,899	30,946
Loan purchase costs	6,872	7,055	8,176	29,916	23,349
Professional services	5,429	6,784	5,581	20,706	22,997
Data processing	9,911	5,581	11,430	36,236	20,500
Office	5,509	5,125	6,296	22,925	18,151
Advertising and promotion	7,454	4,485	6,705	26,803	13,705
Operations and sale of foreclosed assets	1,316	1,052	1,506	4,572	1,216
Other	4,845	3,166	4,897	18,617	11,164

	$106,906	$94,807	$117,282	$424,605	$344,058

     General and administrative expenses, including salaries, increased during the year ended December 31, 2003 to $424.6 million, compared to $344.1 million during the same period in 2002. The increase was largely driven by increases in salaries and infrastructure and technology related expenses as a result of the Company’s significantly increased mortgage loan production and operational expansions. Mortgage loan production increased 44% year over year, from $20.9 billion for the year ended December 31, 2002 to $30.0 billion for the year ended December 31, 2003. In a continuing effort to penetrate the market and gain market share, the Company also incurred costs to expand its sales force infrastructure with dedicated resources focused on new customer activation, customer training and support, and improving its conversion of loan submissions to fundings. As a result of the increased production volume and investments made in sales and customer service, the Company’s average full-time equivalent employees increased during the year by 32%, from 2,938 during the year ended December 31, 2002 to 3,882 during the year ended December 31, 2003. Additionally, during 2003 the Company made investments in data processing costs to (1) enhance its quality controls and compliance structure to ensure continued improvement in asset quality and support the growth of higher margin products; (2) strengthen its technology platform; and (3) enhance its customer service response performance.

     Despite the increase in operation expenses, our efficiency ratio has improved from 63% for the quarter ended December 31, 2002 to 59% for the current year fourth quarter.

DIVIDEND POLICY

     Based on IndyMac’s strong operating performance and strong financial position, including earnings, capital and liquidity and its commitment to shareholder value, IndyMac’s Board of Directors declared a cash dividend of $0.25 per share for the first quarter of 2004, up 25%, from $0.20 per share in the fourth quarter of 2003 and up 150% over the dividend in the first quarter of 2003. The cash dividend is payable March 11, 2004 to shareholders of record on February 12, 2004.

FUTURE OUTLOOK

     On average, U.S. mortgage debt outstanding has grown approximately 7% to 8% per year over the last 2 decades and is projected, based on economic demographics, to continue this level of approximate growth. At this rate, mortgage debt outstanding roughly doubles every decade. We believe, based on our confidence in our employees, hybrid thrift/mortgage banking business model, capital strength and ability to gain market share, that we are positioned to grow earnings per share at a compounded growth rate of approximately 15% over the long run, or approximately double the rate of the industry. In fact IndyMac’s historical track record has exceeded this target over the last eleven years with compounded annual growth of 27% under its current management team.

     With that said, the past three years have been extraordinary years for the mortgage industry. Industry mortgage production has achieved historic highs as a result of historically low interest rates, which led to record refinancing of mortgages. The industry is in the midst of a major transition from these historic highs back to more normalized levels. The Mortgage Bankers Association of America in its Mortgage Finance Forecast is projecting that industry production will decline 52% in 2004. Given the significant industry transition, IndyMac expects that its earnings per share in 2004 will lag its long-term growth rate and may even decline slightly as we make this transition.

     In the midst of this significant industry transition, forecasting is difficult. While there are many scenarios that could occur, we expect currently reasonably forecast that 2004 earnings per share will range from $2.90 to $3.25. Following this transition period for our industry which we expect will be largely completed by the end of 2004, we would expect to continue to grow at our targeted 15% or better annual rate. This forecast does not include the potential impact of the change in rate lock accounting discussed on page 20.

     This “Future Outlook” section contains certain forward-looking statements. See the section of this Form 8-K entitled “Forward Looking Statements” for a description of factors which may cause our actual results to differ from those anticipated.

LIQUIDITY AND CAPITAL RESOURCES

OVERVIEW

     At December 31, 2003, we had operating liquidity of $906.2 million, which is represented by unpledged liquid assets on hand plus amounts that may be immediately raised through the pledging of other available assets as collateral pursuant to committed financing facilities. We currently believe that our liquidity level is in excess of that necessary to satisfy our operating requirements and meet our obligations and commitments in a timely and cost effective manner.

PRINCIPAL SOURCES OF CASH

     Our principal financing needs are to fund acquisitions of mortgage loans and our investment in mortgage loans, mortgage-backed securities and MSRs. Our primary sources of funds used to meet these financing needs are loan sales and securitizations, deposits, advances from the Federal Home Loan Bank, other borrowings and retained earnings. The sources used vary depending on such factors as rates paid, maturities and the impact on our capital.

Loan Sales and Securitizations

     Our business model relies heavily upon selling the majority of our mortgage loans shortly after acquisition. The proceeds of these sales are a critical component of the liquidity necessary for our ongoing operations. During the three months ended December 31, 2003, we sold our loans through three channels: (1) GSEs; (2) private label securitizations; and (3) whole loan sales. If any of our sales channels were disrupted, our liquidity could be negatively impacted. Disruptions in our whole loan sales and mortgage securitization transactions can occur as a result of the performance of our existing securitizations, as well as economic events or other factors beyond our control.

Deposits/Retail Bank

     We solicit deposits from the general public and institutions by offering a variety of accounts and rates through our network of 10 branches in Southern California, telebanking, and internet channels. Through our web site at www.indymacbank.com, consumers can access their accounts 24-hours a day, seven days a week. Online banking allows customers to access their accounts, view balances, transfer funds between accounts, view transactions, download account information and pay their bills conveniently from any computer terminal.

     Our deposit products include regular savings accounts, demand deposit accounts, money market accounts, certificates of deposit and individual retirement accounts.

     The following table sets forth the balance of deposits, by deposit category, as of the following period ends:

	December 31, 2003		September 30, 2003		December 31, 2002

		% of		% of		% of
		Total		Total		Total
	Amount	Deposits	Amount	Deposits	Amount	Deposits

	(Dollars in thousands)
Noninterest-bearing checking	$44,353	1%	$42,897	1%	$38,430	1%
Interest-bearing checking	39,761	1%	37,649	1%	37,867	1%
Savings	1,515,771	35%	1,440,208	35%	635,608	21%
Custodial accounts	528,724	12%	683,400	16%	497,462	16%

Total core deposits	2,128,609	49%	2,204,154	53%	1,209,367	39%
Certificates of deposit	2,222,164	51%	1,942,180	47%	1,931,135	61%

Total deposits	$4,350,773	100%	$4,146,334	100%	$3,140,502	100%

     The increase in our savings deposits from $635.6 million at December 31, 2002 to $1,516 million at December 31, 2003 is mainly due to the introduction of the top tier money market products since October of 2002.

     The following table sets forth the balance of deposits, by deposit channel, as of the following period ends:

	December 31, 2003		September 30, 2003		December 31, 2002

		% of		% of		% of
		Total		Total		Total
	Amount	Deposits	Amount	Deposits	Amount	Deposits

	(Dollars in thousands)
Branch	$1,717,314	39%	$1,667,092	40%	$1,297,668	41%
Telebanking	463,755	11%	487,396	12%	489,977	16%
Internet	555,029	13%	569,034	14%	338,830	11%
Money desk	1,085,951	25%	739,412	18%	516,565	16%
Custodial	528,724	12%	683,400	16%	497,462	16%

Total deposits	$4,350,773	100%	$4,146,334	100%	$3,140,502	100%

     Included in deposits at December 31, 2003, September 30, 2003 and December 31, 2002 were non-interest bearing custodial accounts, primarily related to our GSE servicing portfolio, totaling $528.7 million, $683.4 million and $497.5 million, respectively.

Advances from Federal Home Loan Bank

     The Federal Home Loan Bank system functions as a borrowing source for regulated financial depositories and similar institutions that are engaged in residential housing finance. As a member of the FHLB of San Francisco, we are required to own capital stock of the FHLB and are authorized to apply for advances from the FHLB, on a secured basis, in amounts determined by reference to available collateral. SFR mortgage loans, agency and AAA-rated mortgage-backed securities are the principal collateral that may be used to secure these borrowings, although certain other types of loans and other assets may also be accepted pursuant to FHLB policies and statutory requirements. Currently, the Bank is approved for collateralized advances of up to $5.6 billion, of which $4.9 billion were outstanding at December 31, 2003. The FHLB offers several credit programs, each with its own fixed or floating interest rate, and a range of maturities.

Trust Preferred Securities and Warrants

     On November 14, 2001, we completed an offering of Warrants and Income Redeemable Equity Securities to investors. Gross proceeds of the transaction were $175 million. The securities were offered as units consisting of a trust preferred security, issued by a trust formed by us, and a warrant to purchase IndyMac Bancorp’s common stock. The proceeds from the offering are intended to be used in ongoing operations and fund future growth and/or repurchases of IndyMac Bancorp stock under its share repurchase program. In both the months of July and December 2003, we issued an additional $30 million of trust preferred securities, yielding 6.05% and

6.30%, respectively. The proceeds of these securities will also be used in operations. These securities did not contain any warrants on IndyMac Bancorp common stock.

     Upon the adoption of FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin (ARB) No. 51, on July 1, 2003, the trusts have been deconsolidated from the financial statements of the Company. Trust preferred debentures, representing the liabilities due from IndyMac Bancorp to IndyMac Capital Trusts, amounted to $183.6 million and $117.1 million at December 31, 2003 and 2002, respectively. The increase in this balance is primarily due to the issuance of $60 million trust preferred during the second half of 2003. These debentures are included in Other Borrowings on the consolidated balance sheets.

Other Borrowings, excluding Trust Preferred

     Other borrowings, excluding trust preferred, consist of loans and securities sold under committed financing facilities and uncommitted agreements to repurchase. Total other borrowings decreased to $2,438.5 million at December 31, 2003, from $2,491.7 million at December 31, 2002. The decrease of $53.3 million was the result of using funds generated from sales of loans and securities, an increase in FHLB advances and an increase in savings deposits, instead of borrowings to fund mortgage loans originated during the three months ended December 31, 2003.

     At December 31, 2003, we had $2.9 billion in committed financing facilities, of which $1.3 billion was utilized and $739.3 million was available to use, based on eligible collateral. Decisions by our lenders and investors to make additional funds available to us in the future will depend upon a number of factors. These include our compliance with the terms of existing credit arrangements, our financial performance, eligible collateral, changes in our credit rating, industry and market trends in our various businesses, the general availability and interest rates applicable to financing and investments, the lenders’ and/or investors’ own resources and policies concerning loans and investments and the relative attractiveness of alternative investment or lending opportunities.

PRINCIPAL USES OF CASH

     In addition to the financing sources discussed above, cash uses are funded by net cash flows from operations, sales of mortgage-backed securities and principal and interest payments on loans and securities.

     As a financial institution, the lending and borrowing functions are integral parts of our business. When evaluating our sources and uses of cash, we consider cash used to grow our investments, and the borrowings used to finance those investments, separately from the Company’s operating cash flows. Our most significant use of cash is for the acquisition of mortgage loans and securities. In accordance with accounting principles generally accepted in the United States of America (“US GAAP”), purchases of loans held for sale and trading securities, net of sales of such loans and securities, are required to be included in our consolidated statements of cash flows (see page 49) as a component of net cash used in operating activities, whereas the borrowings used to fund a substantial portion of such loan and securities purchases are required to be recorded in our cash flow statements as a component of net cash provided by financing activities. The amounts of net purchases of loans held for sale and trading securities included as components of net cash (used in)/provided by operating activities totaled $360.7 million during the year ended December 31, 2003 and $(951.3) million during the year ended December 31, 2002. Excluding the purchase and sale activities for loans held for sale and trading securities, the net cash provided by the Company’s operating activities totaled $71.2 million and $38.2 million for the years ended December 31, 2003 and 2002, respectively. During the third quarter 2003, the Company started to purchase swaptions, and more caps and floors to hedge certain liabilities and servicing-related assets. The net increase (decrease) in premiums paid for these derivative instruments totaled $93.0 million and ($23.9) million for the years ended December 31, 2003 and 2002, respectively. The net cash provided by the Company’s operating activities before the activities for trading securities, loans held for sale and purchase of derivative instruments amounted to $164.3 million and $14.3 million for the years ended December 31, 2003 and 2002, respectively.

ACCUMULATED OTHER COMPREHENSIVE LOSS

     Accumulated other comprehensive loss was ($26.5) million at December 31, 2003, compared to ($17.7) million at December 31, 2002. This change was a result of: (1) the decline in fair value of certain interest rate swaps and swaptions designated as cash flow hedges of forecasted and existing floating rate borrowings and does not include related increases in the fair value of loans held for investment that are funded by borrowings that are hedged by these interest rate swaps and swaptions and (2) the decline in the value of securities classified as available for sale. Accumulated Other Comprehensive Loss is not a component of the determination of regulatory capital.

REGULATORY CAPITAL REQUIREMENTS

     The Bank is subject to regulatory capital regulations administered by the federal banking agencies. In addition, as a condition to its approval of our acquisition of SGV Bancorp, Inc. in July 2000, the OTS required that the Bank hold Tier 1 (core) capital of at least 8% of adjusted assets for three years following the consummation of the transaction and maintain a total risk-based capital position of at least 10% of risk-weighted assets. This particular condition expired on July 1, 2003 and the Bank has committed to the OTS to maintain total risk-based capital and Tier 1 risk-based capital (core capital minus the deduction for low-level recourse and residual interests) equal to at least 10% and 6%, respectively, of risk-weighted assets. As of December 31, 2003, the Bank met all of the requirements of a “well-capitalized” institution under the general regulatory capital regulations.

     During 2001, the OTS issued guidance for subprime lending programs, which requires a lender to quantify the additional risks in its subprime lending activities and determine the appropriate amounts of allowances for loan losses and capital it needs to offset those risks. During the fourth quarter of 2003, the Company revised its approach to conform to this guidance and this revised approach was accepted by the OTS. Whereas in the past subprime loans were determined based on increasing risk levels using secondary marketing and rating agency securitization models, the revised approach now generally classifies as subprime all loans in a first lien position with a FICO score less than 620 and all loans in a second lien position with a FICO score less than 660. As of December 31, 2003, loans meeting this revised definition were supported by capital equal to two times that of similar prime assets. We report our subprime loan calculation in an addendum to the Thrift Financial Report that we file with the OTS. As of December 31, 2003, subprime loans held for sale totaled $364.3 million as calculated for regulatory reporting purposes.

     The following table presents the Bank’s actual and required capital ratios and the minimum required capital ratios to be categorized as “well-capitalized” at December 31, 2003. The impact of the additional risk weighting criteria related to subprime loans had the effect of reducing IndyMac’s total risk-based capital by 66 basis points as noted in the table below.

	As Reported	Adjusted for
	Pre-Subprime	Additional Subprime	Well-Capitalized
	Risk-Weighting	Risk-Weighting	Minimum

Capital Ratios:
Tangible	7.56%	7.56%	2.00%
Tier 1 core	7.56%	7.56%	5.00%
Tier 1 risk-based	12.35%	11.73%	6.00%
Total risk-based	12.95%	12.29%	10.00%

     We believe that, under current regulations, the Bank will continue to meet its “well-capitalized” minimum capital requirements in the foreseeable future. The Bank’s regulatory capital compliance could be impacted, however, by a number of factors, such as changes to applicable regulations, adverse action by our regulators, changes in the Bank’s mix of assets, interest rate fluctuations or significant changes in the economy in areas where the Bank has most of its loans. Any of these factors could cause our actual future results to vary from anticipated future results and consequently could have an adverse impact on the ability of the Bank to meet its future minimum capital requirements.

CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

INDYMAC BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2003	2002

	(Unaudited)
	(Dollars in thousands)
ASSETS
Cash and cash equivalents	$115,485	$196,720
Securities classified as trading ($70.9 million and $472.0 million pledged as collateral for repurchase agreements at December 31, 2003 and December 31, 2002, respectively)	223,632	765,883
Mortgage-backed securities and agency notes available for sale, amortized cost $1.6 billion at December 31, 2003 and December 31, 2002 ($1.5 billion and $974.2 million pledged as collateral for repurchase agreements at December 31, 2003 and December 31, 2002, respectively)	1,613,974	1,573,210
Loans receivable:
Loans held for sale
Prime	2,196,488	1,939,780
Subprime	295,008	213,405
Consumer lot loans	81,752	74,498

Total loans held for sale	2,573,248	2,227,683
Loans held for investment
SFR mortgage	4,945,439	2,096,517
Land and other mortgage	126,044	130,454
Builder construction	484,397	482,408
Consumer construction	1,145,526	875,335
Income property	36,285	64,053
HELOC	711,494	312,881
Allowance for loan losses	(52,645)	(50,761)

Total loans held for investment	7,396,540	3,910,887

Total loans receivable ($1.7 billion pledged as collateral for repurchase agreements at December 31, 2003 and December 31, 2002)	9,969,788	6,138,570
Mortgage servicing rights	443,688	300,539
Investment in Federal Home Loan Bank stock, at cost	313,284	155,443
Interest receivable	51,758	47,089
Goodwill and other intangible assets	33,697	34,549
Foreclosed assets	23,677	36,526
Other assets	451,408	325,925

Total assets	$13,240,391	$9,574,454

	December 31,	December 31,
	2003	2002

	(Unaudited)
	(Dollars in thousands)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$4,350,773	$3,140,502
Advances from Federal Home Loan Bank	4,934,911	2,721,783
Other borrowings	2,622,094	2,608,534
Other liabilities	315,182	253,670

Total liabilities	12,222,960	8,724,489
Shareholders’ Equity
Preferred stock — authorized, 10,000,000 shares of $0.01 par value; none issued	—	—
Common stock — authorized, 200,000,000 shares of $0.01 par value; issued 85,914,552 shares (56,760,313 outstanding) at December 31, 2003 and issued 83,959,547 shares (54,829,486 outstanding) at December 31, 2002	859	840
Additional paid-in-capital	1,043,856	1,007,936
Accumulated other comprehensive loss	(26,454)	(17,747)
Retained earnings	518,408	377,707
Treasury stock, 29,154,239 shares and 29,130,061 shares at December 31, 2003 and December 31, 2002, respectively	(519,238)	(518,771)

Total shareholders’ equity	1,017,431	849,965

Total liabilities and shareholders’ equity	$13,240,391	$9,574,454

INDYMAC BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,

	2003	2002	2003	2002

	(Unaudited)		(Unaudited)
	(Dollars in thousands, except per share data)
Interest income
Mortgage-backed and other securities	$26,395	$26,004	$83,903	$112,065
Loans held for sale
Prime	47,290	35,482	180,630	127,571
Subprime	5,839	2,403	26,009	12,416
HELOC	—	3,925	—	6,929
Consumer lot loans	1,614	1,178	7,699	1,582

Total loans held for sale	54,743	42,988	214,338	148,498
Loans held for investment
SFR mortgage	50,475	23,576	140,588	89,864
Land and other mortgage	1,931	2,862	7,817	18,462
Builder construction	7,847	9,027	33,321	37,501
Consumer construction	15,765	14,166	60,392	55,660
Income property	802	1,265	3,793	5,225
HELOC	6,954	—	21,885	3,124

Total loans held for investment	83,774	50,896	267,796	209,836
Other	2,917	1,801	9,804	6,705

Total interest income	167,829	121,689	575,841	477,104
Interest expense
Deposits	21,929	23,063	87,828	105,188
Advances from Federal Home Loan Bank	30,208	25,619	113,032	101,647
Trust preferred securities	3,411	2,761	12,214	11,032
Other borrowings	14,336	14,289	51,830	49,949

Total interest expense	69,884	65,732	264,904	267,816

Net interest income	97,945	55,957	310,937	209,288
Provision for loan losses	3,500	5,700	19,700	16,154

Net interest income after provision for loan losses	94,445	50,257	291,237	193,134
Other income
Gain on sale of loans	79,883	74,775	387,311	300,800
Service fee (loss) income	(5,951)	1,377	(16,081)	19,197
(Loss) gain on mortgage-backed securities, net	(6,037)	1,052	(30,853)	4,439
Fee and other income	15,891	16,915	76,525	57,736

Total other income	83,786	94,119	416,902	382,172

Net revenues	178,231	144,376	708,139	575,306
Other expense
Operating expenses	106,906	94,807	424,605	344,058
Amortization of other intangible assets	197	246	852	1,088

Total other expense	107,103	95,053	425,457	345,146

Earnings before provision for income taxes	71,128	49,323	282,682	230,160
Provision for income taxes	27,815	13,727	111,379	86,767

Net earnings	$43,313	$35,596	$171,303	$143,393

Earnings per share
Basic	$0.78	$0.65	$3.10	$2.47
Diluted	$0.75	$0.63	$3.01	$2.41
Weighted average shares outstanding
Basic	55,878	55,025	55,247	58,028
Diluted	58,024	56,188	56,926	59,592
Dividends paid per share	$0.20	—	$0.55	—

INDYMAC BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

				Accumulated
				Other
			Additional	Comprehensive
	Shares	Common	Paid-In-	Income
	Outstanding	Stock	Capital	(Loss)

	(Dollars in thousands)
Balance at December 31, 2001	60,366,266	$833	$996,649	$570
Common stock options exercised	617,243	7	9,803	—
Net directors’ and officers’ notes (receivable)	—	—	(168)	—
Deferred compensation, restricted stock	28,447	—	1,619	—
Net gain on mortgage securities available for sale	—	—	—	476
Net unrealized loss on derivatives used in cash flow hedges	—	—	—	(18,793)
Dividend reinvestment plan	1,341	—	33	—
Purchases of common stock	(6,183,811)	—	—	—
Net earnings	—	—	—	—
Total comprehensive income	—	—	—	—

Balance at December 31, 2002	54,829,486	$840	$1,007,936	$(17,747)

(Unaudited)
Common stock options exercised	1,740,786	19	33,114	—
Net directors’ and officers’ notes receivable payments	—	—	502	—
Deferred compensation, restricted stock	214,219	—	2,304	—
Net loss on mortgage securities available for sale	—	—	—	(5,414)
Net unrealized loss on derivatives used in cash flow hedges	—	—	—	(3,293)
Purchases of common stock	(24,178)	—	—	—
Cash dividends	—	—	—	—
Net earnings	—	—	—	—
Total comprehensive income	—	—	—	—

Balance at December 31, 2003	56,760,313	$859	$1,043,856	$(26,454)

[Additional columns below]

[Continued from above table, first column(s) repeated]

		Total		Total
	Retained	Comprehensive	Treasury	Shareholders’
	Earnings	Income	Stock	Equity

	(Dollars in thousands)
Balance at December 31, 2001	$234,314	$—	$(387,228)	$845,138
Common stock options exercised	—	—	—	9,810
Net directors’ and officers’ notes (receivable)	—	—	—	(168)
Deferred compensation, restricted stock	—	—	—	1,619
Net gain on mortgage securities available for sale	—	476	—	476
Net unrealized loss on derivatives used in cash flow hedges	—	(18,793)	—	(18,793)
Dividend reinvestment plan	—	—	—	33
Purchases of common stock	—	—	(131,543)	(131,543)
Net earnings	143,393	143,393	—	143,393

Total comprehensive income	—	$125,076	—	—

Balance at December 31, 2002	$377,707		$(518,771)	$849,965

(Unaudited)
Common stock options exercised	—	—	—	33,133
Net directors’ and officers’ notes receivable payments	—	—	—	502
Deferred compensation, restricted stock	—	—	—	2,304
Net loss on mortgage securities available for sale	—	(5,414)	—	(5,414)
Net unrealized loss on derivatives used in cash flow hedges	—	(3,293)	—	(3,293)
Purchases of common stock	—	—	(467)	(467)
Cash dividends	(30,602)	—	—	(30,602)
Net earnings	171,303	171,303	—	171,303

Total comprehensive income	—	$162,596	—	—

Balance at December 31, 2003	$518,408		$(519,238)	$1,017,431

INDYMAC BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year
	Ended December 31,

	2003	2002

	(Unaudited)
	(In thousands)
Cash flows from operating activities:
Net earnings	$171,303	$143,393
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Total amortization and depreciation	186,801	139,850
Provision for valuation adjustment of mortgage servicing rights	5,543	107,387
Gain on sale of loans	(387,311)	(300,800)
Loss (gain) on mortgage-backed securities, net	30,853	(4,439)
Provision for loan losses	19,700	16,154
Net decrease (increase) in mortgage servicing rights	7,527	(376)
Net increase (decrease) in deferred tax liability	57,942	(6,953)
Net decrease (increase) in other assets and liabilities	71,908	(79,897)

Net cash provided by operating activities before activity for trading securities, held for sale loans and purchase of derivative instruments	164,266	14,319
Net sales (purchases) of trading securities	597,848	(227,708)
Net purchases of loans held for sale	(237,154)	(723,617)
Net (increase) decrease on premiums paid for derivative instruments	(93,043)	23,856

Net cash provided by (used in) operating activities	431,917	(913,150)

Cash flows from investing activities:
Net purchases of and payments from loans held for investment	(3,655,817)	(529,004)
Net purchases of and payments from mortgage-backed securities available for sale	(43,774)	(361,476)
Net increase in investment in Federal Home Loan Bank stock, at cost	(157,841)	(55,447)
Net purchases of property, plant and equipment	(102,600)	(37,425)

Net cash used in investing activities	(3,960,032)	(983,352)

Cash flows from financing activities:
Net increase (decrease) in deposits	1,210,271	(98,368)
Net increase in advances from Federal Home Loan Bank	2,212,914	722,170
Net (decrease) increase in other borrowings	(53,498)	1,436,374
Net proceeds from issuance of trust preferred debentures	74,627	—
Net payments from stock options and notes receivable	33,635	11,294
Cash dividends paid	(30,602)	—
Purchases of common stock	(467)	(131,543)

Net cash provided by financing activities	3,446,880	1,939,927

Net (decrease) increase in cash and cash equivalents	(81,235)	43,425
Cash and cash equivalents at beginning of period	196,720	153,295

Cash and cash equivalents at end of period	$115,485	$196,720

Supplemental cash flow information:
Cash paid for interest	$262,518	$268,842

Cash paid for income taxes	$42,362	$57,595

Supplemental disclosure of noncash investing and financing activities
Net transfer of loans held for sale to loans held for investment	$2,794,344	$473,959

Net transfer of mortgage-backed securities available for sale to trading	$—	$219,749

Net transfer of mortgage-servicing rights to trading securities	$47,311	$75,371

Item 12. Disclosure of Results of Operations and Financial Condition

Press Release and Webcast Presentation

On January 29, 2004, IndyMac Bancorp, Inc., a Delaware corporation (the “Company”), issued an earnings press release announcing its results of operations and financial condition for the quarter ended December 31, 2003. A copy of the Company’s press release is furnished as Exhibit 99.1 hereto.

On January 29, 2004, the Company shall host a live webcast presentation in connection with its quarterly release of earnings. A copy of the Company’s webcast presentation is furnished as Exhibit 99.2 hereto.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDYMAC BANCORP, INC. (Registrant)

Date: January 29, 2004	By:	/s/ MICHAEL W. PERRY

Michael W. Perry
Chairman of the Board of Directors
and Chief Executive Officer